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Exhibit 2.1

        ASSET PURCHASE AGREEMENT

among

CASCADE CORPORATION,

CASCADE HYDRAULIC CYLINDERS, INC.,

CASCADE (UK) LIMITED,

PRECISION HYDRAULIC CYLINDERS, INC.

and

PRECISION HYDRAULIC CYLINDERS (UK) LIMITED

January 15, 2002

i

4.26	No Other Warranties	31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYERS
5.1	Organization and Related Matters	31
5.2	Authorization	31
5.3	No Conflicts	31
5.4	No Brokers or Finders	31
5.5	Legal Proceedings	32
5.6	No Knowledge of Inaccurate Representations by Sellers	32
5.7	Hiring of US Employees	32
ARTICLE VI COVENANTS WITH RESPECT TO CONDUCT OF SELLERS BEFORE CLOSING
6.1	Access	32
6.2	Material Adverse Changes; Reports; Financial Statements	32
6.3	Conduct of Business	33
6.4	Notification of Certain Matters	33
6.5	Permits and Approvals; Third-Party Consents	34
6.6	Preservation of Business Before Closing Date	34
6.7	Sales and Transfer Taxes	34
6.8	Bulk-Transfer Laws	34
6.9	401(k) Plan	35
6.10	Repair of Damage; Condemnation	35
ARTICLE VII ADDITIONAL CONTINUING COVENANTS
7.1	Noncompetition	35
7.2	Nondisclosure of Proprietary Data	37
7.3	Tax Cooperation	37
7.4	Employment Matters	37
7.5	Proration Payments	39
7.6	Use of Names	39
7.7	Collection of Accounts Receivable	39
ARTICLE VIII CONDITIONS OF PURCHASE
8.1	General Conditions	40
8.2	Conditions to Obligations of Buyers	40
8.3	Conditions to Obligations of Sellers	41
ARTICLE IX TERMINATION OF OBLIGATIONS; SURVIVAL
9.1	Termination of Agreement	41
9.2	Effect of Termination	42
9.3	Survival of Representations and Warranties	42
ARTICLE X INDEMNIFICATION
10.1	Obligations of Sellers	42

10.2	Obligations of Buyers	43
10.3	Procedure	43
10.4	Notice	44
10.5	Limits on Indemnification	44
10.6	Product Warranty Work	44
ARTICLE XI GENERAL
11.1	Amendments; Waivers	45
11.2	Schedules; Exhibits; Integration	45
11.3	Best Efforts; Further Assurances	45
11.4	Arbitration	45
11.5	No Assignment	46
11.6	Headings	46
11.7	Counterparts	46
11.8	Publicity and Reports	46
11.9	Confidentiality	46
11.10	Parties in Interest	46
11.11	Notices	47
11.12	Expenses	47
11.13	Remedies; Waiver	47
11.14	Attorney's Fees	48
11.15	Knowledge Convention	48
11.16	Representation By Counsel; Interpretation	48
11.17	Specific Performance	48
11.18	Severability	48
11.19	Governing Law	48
EXHIBIT A	Bill of Sale and Assignment for US Assets
EXHIBIT B	Lease Assignment and Assumption Agreement
EXHIBIT C	Estoppel Statements
EXHIBIT D	Subordination, Nondisturbance and Attornment Agreements
EXHIBIT E	Assumption Agreement for US Assumed Liabilities
EXHIBIT F	Opinion of Sellers' Counsel
EXHIBIT G	Opinion of Buyers' Counsel
EXHIBIT H	Shared Services Agreement
EXHIBIT I	Trademark License Agreement
EXHIBIT J	Supply Agreement
EXHIBIT K	Form of Transfer for UK Real Property
SCHEDULE 2.1(a)(i)	US Real Property
SCHEDULE 2.1(b)(i)	UK Real Property
SCHEDULE 2.1(a)(ii)	US Fixed Assets
SCHEDULE 2.1(b)(ii)	UK Fixed Assets
SCHEDULE 2.1(a)(iii)	US Accounts Receivable
SCHEDULE 2.1(b)(iii)	UK Accounts Receivable
SCHEDULE 2.1(a)(iv)	US Inventory
SCHEDULE 2.1(b)(iv)	UK Inventory
SCHEDULE 2.1(a)(v)	US Contracts
SCHEDULE 2.1(b)(v)	UK Contracts

SCHEDULE 2.1(a)(vi)	US Prepaid Expenses
SCHEDULE 2.1(b)(vi)	UK Prepaid Expenses
SCHEDULE 2.1(a)(vii)	US Hardware and Software
SCHEDULE 2.1(b)(vii)	UK Hardware and Software
SCHEDULE 2.1(a)(ix)	US Intangible Property and US Permits
SCHEDULE 2.1(b)(ix)	UK Intangible Property and UK Permits
SCHEDULE 2.1(c)(i)	Excluded US Assets
SCHEDULE 2.1(c)(ii)	Excluded UK Assets
SCHEDULE 2.2(a)	US Assumed Liabilities
SCHEDULE 2.2(b)	UK Assumed Liabilities
SCHEDULE 2.3(c)	Allocation of Purchase Price
SCHEDULE 4.2(b)	No Material Adverse Changes
SCHEDULE 4.3	Tax Matters
SCHEDULE 4.5	Permitted Encumbrances and Leases
SCHEDULE 4.7	Permits and Approvals
SCHEDULE 4.8	Orders and Actions
SCHEDULE 4.12	Nontransferable Permits
SCHEDULE 4.15	Employee Benefit Plans
SCHEDULE 4.17	Employees
SCHEDULE 4.18	Product Warranties
SCHEDULE 4.20	Accuracy of Information
SCHEDULE 4.23	Customers and Suppliers
SCHEDULE 4.24	Environmental Matters
SCHEDULE 7.1	Restricted Territory

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is entered into as of January 15, 2002, among Precision Hydraulic Cylinders, Inc., a North Carolina corporation (the "US Buyer"), and Precision Hydraulic Cylinders (UK) Limited, a limited company incorporated in England and Wales and a wholly-owned subsidiary of the US Buyer (the "UK Buyer") (the UK Buyer and the US Buyer are sometimes referred to herein individually as a "Buyer" and collectively as the "Buyers"), and Cascade Corporation, an Oregon corporation ("Cascade"), Cascade Hydraulic Cylinders, Inc., an Oregon corporation and a wholly-owned subsidiary of Cascade ("CHC"), and Cascade (UK) Limited, a limited company incorporated in England and Wales and a wholly-owned subsidiary of Cascade ("Cascade (UK)") (Cascade, CHC and Cascade (UK) are sometimes referred to herein individually as a "Seller" and collectively as the"Sellers").

R E C I T A L S

        WHEREAS, the Sellers own all of the assets of the Business (as defined in Section 1.1).

        WHEREAS, the Sellers desire to sell, and the Buyers desire to purchase, substantially all of the assets of the Business, all on the terms and conditions set forth in this Agreement.

A G R E E M E N T

        In consideration of the mutual promises contained herein and intending to be legally bound, the Sellers (jointly and severally) and the Buyers (jointly and severally) agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Definitions.    As used in this Agreement, the following definitions shall apply:

        "Accounts Receivable" means the US Accounts Receivable and the UK Accounts Receivable.

        "Action" means any action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

        "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person.

        "Agreement" means this Asset Purchase Agreement among the Buyers and the Sellers, together with all exhibits and schedules attached hereto.

        "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

        "Associate" of a Person means:

          (a)  a corporation or organization (other than a party to this Agreement) of which such Person is a director, an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (b)  any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

          (c)  any relative or spouse of such Person or any relative of such spouse who has the same home as such Person or who is a director or officer of any Affiliate of any Seller.

        "Assumed Liabilities" means the US Assumed Liabilities and the UK Assumed Liabilities.

        "Benefit Arrangements" has the meaning specified in Section 4.15(a).

        "Bulk Transfer Law" has the meaning specified in Section 6.8.

        "Business" means Cascade's division known as the "Hydraulic Cylinder Division," which division is engaged primarily in the business of designing, manufacturing, selling and distributing hydraulic cylinders and parts and components for hydraulic cylinders.

        "Buyer" and "Buyers" have the meanings specified in the first paragraph of this Agreement.

        "CAA" means the Capital Allowances Act 2001.

        "Cascade" has the meaning specified in the first paragraph of this Agreement.

        "Cascade (UK)" has the meaning specified in the first paragraph of this Agreement.

        "CHC" has the meaning specified in the first paragraph of this Agreement.

        "Closing" means the consummation of the transaction contemplated by this Agreement.

        "Closing Date" means the date of the Closing.

        "Closing Date Balance Sheets" has the meaning specified in Section 2.3(d)(ii).

        "COBRA" has the meaning specified in Section 4.15(i).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consultation Regulations" means the Collective Redundancies and Transfer of Undertaking (Protection of Employment) (Amendment) Regulations 1995 and the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 1999.

        "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

        "Covered Employees" has the meaning specified in Section 6.9.

        "Cumulative Depreciation" means the depreciation expense related to the US and UK Fixed Assets during the period from July 1, 2001 to the Closing Date. Depreciation expense is to be calculated in accordance with the method used by Cascade for financial reporting purposes.

        "Customs" means H M Customs & Excise.

        "Election" in relation to any property means an election to waive the exemption from VAT in respect of that property pursuant to paragraphs 2 and 3 of Schedule 10 to VATA.

        "Employees" means the UK Employees and the US Employees.

        "Encumbrance" means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

        "ERISA Affiliate" means (i) any corporation that is a member of a group of corporations of which any Seller is a member and which is a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which any Seller is a member; and (iii) a member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any Seller, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

        "Excluded Assets" means the Excluded UK Assets and the Excluded US Assets.

        "Excluded UK Assets" has the meaning specified in Section 2.1(c)(ii).

        "Excluded US Assets" has the meaning specified in Section 2.1(c)(i).

        "Fixed Assets" means the US Fixed Assets and the UK Fixed Assets.

        "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

        "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        "Hazardous Substance" means but shall not be limited to substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other material subject to applicable Laws relating to health, safety or environmental matters.

        "Holdback" has the meaning specified in Section 2.3(d).

        "ICTA" means the Income and Corporation Taxes Act 1988.

        "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement.

        "Indemnified Party" has the meaning specified in Section 10.3(a).

        "Indemnifying Party" has the meaning specified in Section 10.3(a).

        "Intangible Property" means any trade secret, secret process, invention, design, design right or other confidential information or know-how and any and all Marks.

        "Inventory" means the US Inventory and the UK Inventory.

        "IRS" means the Internal Revenue Service or any successor agency.

        "Law" means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order.

        "Lease" has the meaning set forth in Section 4.5.

        "License Agreement" has the meaning set forth in Section 7.6.

        "Loss" means any unreimbursed Action, cost, damage, disbursement, expense, liability, deficiency, obligation, penalty or settlement of any kind or nature, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

        "Mark" means any brand or business name, copyright (including all such rights in computer software and databases), patent, domain name, service mark, trademark, telephone number, facsimile number, trade name, and all registrations or application for registration of any of the foregoing.

        "Material Contract" means those US Contracts and UK Contracts deemed material by Section 4.4.

        "Net Working Capital" has the meaning specified in Section 2.3(b).

        "Objection Notice" has the meaning specified in Section 2.3(d)(ii).

        "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

        "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

        "Person" means an association, a corporation, a limited liability company, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

        "Prepaid Expenses" means the US Prepaid Expenses and the UK Prepaid Expenses.

        "Product Warranty Work" means repair work done by the Buyers (including replacement of products and components) relating to products (i) sold by CHC or Cascade (UK) on or prior to the Closing Date and in accordance with written warranties of CHC or Cascade (UK), as applicable, or (ii) in the event the Buyers decide to manufacture and sell hydraulic cylinders and replacement parts therefor to Drexel and Hyster Company pursuant to Section 7.1, sold by CHC to Drexel and Hyster Company on or prior to the date that is three months after the Buyers provide CHC with notice as provided in Section 7.1(b)(iv) and in accordance with written warranties of CHC.

        "Property Conditions" means the Standard Property Conditions of Sale (Third Edition).

        "Purchase Price" has the meaning specified in Section 2.3(a).

        "Purchased Assets" means the US Assets and the UK Assets.

        "Purchased Contracts" means the US Contracts and the UK Contracts.

        "Qualified Plan" has the meaning specified in Section 4.15(e).

        "Real Property" means the US Real Property and the UK Real Property.

        "Scheme" means the Cascade (UK) Ltd Group Money Purchase Scheme established by a Declaration of Trust dated 1 April 1992;

        "Seller" and "Sellers" have the meanings specified in the first paragraph of this Agreement.

        "Shared Services Agreement" has the meaning specified in Section 3.2(p).

        "Subsequent Contract" has the meaning specified in Section 6.5.

        "Supply Agreement" means the agreement between Cascade N.V. and UK Buyer, to be dated as of the Closing Date, substantially in the form of Exhibit J attached hereto.

        "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, VAT, real and personal property, customs, transfer, import, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or other levy, tax, duty or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

        "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes.

        "Taxation Authority" means any taxing or other authority, whether of the United Kingdom or elsewhere, including the Board of the Inland Revenue and Customs.

        "Transaction Documents" means this Agreement and each of the other agreements, instruments, consents, certificates and other documents delivered pursuant to this Agreement.

        "Transfer Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended.

        "UK Accounts Receivable" means all accounts receivable as of the date hereof that are attributable to the UK Operations, a list of which as of November 30, 2001 is set forth on Schedule 2.1(b)(iii), together with any additions thereto, and subject to any reductions therefrom, received or incurred by Cascade or Cascade (UK) in operating the UK Operations after November 30, 2001 through the Closing Date.

        "UK Assets" has the meaning specified in Section 2.1(b).

        "UK Assumed Liabilities" has the meaning specified in Section 2.2(b).

        "UK Buyer" has the meaning specified in the first paragraph of this Agreement.

        "UK Contracts" has the meaning specified in Section 2.1(b)(v).

        "UK Employees" has the meaning specified in Section 4.17(a).

        "UK Fixed Assets" has the meaning specified in Section 2.1(b)(ii).

        "UK Inventory" has the meaning specified in Section 2.1(b)(iv).

        "UK Intangible Property" has the meaning specified in Section 2.1(b)(ix).

        "UK Operations" means that part of the Business that is primarily operated through Cascade (UK) at the facilities located in Cramlington, Northumberland, United Kingdom.

        "UK Operations Closing Date Balance Sheet" has the meaning specified in Section 2.3(d)(ii).

        "UK Permits" has the meaning specified in Section 2.1(b)(ix).

        "UK Prepaid Expenses" has the meaning specified in Section 2.1(b)(vi).

        "UK Real Property" has the meaning specified in Section 2.1(b)(i).

        "UK Term Loan Agreement" means the term loan agreement between Cascade (UK) and the UK Buyer, dated as of the Closing Date, pursuant to which Cascade (UK) agrees to loan the UK Buyer up to £5,173,127.

        "UK Warranty Reserve" has the meaning specified in Section 2.3(b)(i).

        "US Accounts Receivable" has the meaning specified in Section 2.1(a)(iii).

        "US Assets" has the meaning specified in Section 2.1(a).

        "US Assumed Liabilities" has the meaning specified in Section 2.2(a).

        "US Buyer" has the meaning specified in the first paragraph of this Agreement.

        "US Contracts" has the meaning specified in Section 2.1(a)(v).

        "US Employees" has the meaning specified in Section 4.17(a).

        "US Fixed Assets" has the meaning specified in Section 2.1(a)(ii).

        "US Intangible Property" has the meaning specified in Section 2.1(a)(ix).

        "US Inventory" has the meaning specified in Section 2.1(a)(iv).

        "US Operations" means that part of the Business that is primarily operated through CHC at the facilities located in Beulaville, North Carolina, USA.

        "US Operations Closing Date Balance Sheet" has the meaning specified in Section 2.3(d)(ii).

        "US Permits" has the meaning specified in Section 2.1(a)(ix).

        "US Prepaid Expenses" has the meaning specified in Section 2.1(a)(vi).

        "US Real Property" has the meaning specified in Section 2.1(a)(i).

        "US Term Loan Agreement" means the term loan agreement between Cascade and the US Buyer, dated as of the Closing Date, pursuant to which Cascade agrees to loan the US Buyer up to $5,500,000.

        "US Term Note" means the term note to be issued by the US Buyer to Cascade pursuant to the US Term Loan Agreement.

        "US Warranty Reserve" has the meaning specified in Section 2.3(b)(i).

        "VAT" means value added tax.

        "VATA" means the Value Added Tax Act 1994.

        "Warranty Reserves" means the UK Warranty Reserve and the US Warranty Reserve.

        1.2    Interpretation.    Except as otherwise expressly provided herein, for purposes of this Agreement the following rules shall apply:

          (a)  the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

          (b)  all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

          (c)  all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

          (d)  pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

          (e)  the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

SALE OF ASSETS, ASSUMPTION OF LIABILITIES
AND PURCHASE PRICE

        2.1    Purchase and Sale of Assets.

        (a)    US Assets.    Subject to the terms and conditions of this Agreement, on the Closing Date, Cascade and CHC shall sell, convey, assign, transfer and deliver to the US Buyer, and the US Buyer shall purchase, acquire and accept from Cascade and CHC, all of the assets, properties, rights, privileges, claims and contracts of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located, that (i) Cascade owns, leases, licenses or otherwise has an interest in and which are used primarily by the US Operations and (ii) CHC owns, leases, licenses or otherwise has an interest in (the "US Assets"); provided, however, the US Assets shall not include the Excluded US Assets. Except for the Excluded US Assets, the US Assets shall include, but shall not be limited to, the following, in each case as of the Closing Date:

            (i)  All interests in real property (including all fixtures and improvements thereto) that are either owned or leased by (A) Cascade and used primarily by the US Operations and (B) CHC, all of which are set forth on Schedule 2.1(a)(i) (the "US Real Property").

          (ii)  All machinery, apparatus, furniture and fixtures, materials, supplies, motor vehicles and other equipment of every type owned or leased by (A) Cascade and used primarily by the US Operations and (B) CHC (the "US Fixed Assets"), a list of which, as of November 30, 2001, is set forth on Schedule 2.1(a)(ii).

          (iii)  All accounts receivable attributable to the US Operations (the "US Accounts Receivable"), a list of which, as of November 30, 2001, is set forth on Schedule 2.1(a)(iii).

          (iv)  All inventory of usable goods, including all merchandise, raw materials, work in progress, finished products and other tangible personal property held for sale, lease or use by the US Operations (the "US Inventory"), a list of which, as of November 30, 2001, is set forth on Schedule 2.1(a)(iv).

          (v)  All rights and interests arising under or in connection with any Contracts that (A) Cascade is a party to and which relate primarily to the US Operations and (B) CHC is a party to or a beneficiary of (the "US Contracts"). Schedule 2.1(a)(v) sets forth all the US Contracts that are Material Contracts.

          (vi)  All prepaid expenses (A) of Cascade that are for the primary benefit of the US Operations and (B) of CHC (the "US Prepaid Expenses"), a list of which, as of November 30, 2001, is set forth on Schedule 2.1(a)(vi).

        (vii)  All of the computer hardware and software (and all associated manuals) owned, licensed or leased by (A) Cascade and used primarily by the US Operations and (B) CHC, all of which are set forth on Schedule 2.1(a)(vii).

        (viii)  All sales data, customer lists, information relating to customers, suppliers' names, mailing lists and, if any, advertising matter, and all rights thereto, that are (A) owned or in the possession of Cascade and which relate primarily to the US Operations and (B) owned or in the possession of CHC.

          (ix)  All of the Intangible Property that (A) Cascade owns and that is used primarily by the US Operations and (B) CHC owns (the "US Intangible Property"); goodwill associated with the US Operations; books and records relating primarily to the US Operations and the US Employees; Permits required by the US Operations to operate as operated as of the date hereof (to the extent assignment is permitted by applicable Law) (the "US Permits"); and unemployment compensation, workers' compensation and other credits, reserves or deposits with applicable Governmental Entities that relate to the US Employees. Schedule 2.1(a)(ix) sets forth all of the US Intangible Property and all US Permits, except such Permits which, if were not obtained, would not have a material adverse effect on the US Operations.

          (x)  All other assets of (A) Cascade that are used primarily by the US Operations and (B) CHC.

        (b)    UK Assets.    Subject to the terms and conditions of this Agreement, on the Closing Date, Cascade and Cascade (UK) shall sell, convey, assign, transfer and deliver to the UK Buyer, and the UK Buyer shall purchase, acquire and accept from Cascade and Cascade (UK), with full title guarantee (as that expression is defined by the Law of Property (Miscellaneous Provisions) Act 1994), all of the assets, properties, rights, privileges, claims and contracts of every kind and nature, real and personal, tangible and intangible, absolute or contingent, wherever located, that (i) Cascade owns, leases, licenses or otherwise has an interest in and which are used primarily by the UK Operations and (ii) Cascade (UK) owns, leases, licenses or otherwise has an interest in and which are used by the UK Operations as a going concern (the "UK Assets"); provided, however, the UK Assets shall not include the Excluded

UK Assets. Except for the Excluded UK Assets, the UK Assets shall include, but shall not be limited to, the following, in each case as of the Closing Date:

            (i)  All interests in real property (including all fixtures and improvements thereto) that are either owned or leased by (A) Cascade and used primarily by the UK Operations and (B) Cascade (UK) and used by the UK Operations, all of which are set forth on Schedule 2.1(b)(i) (the "UK Real Property"). The UK Real Property is sold with vacant possession on completion.

              (1)  This Agreement incorporates the Property Conditions so far as the same are not varied by or inconsistent with the terms of this Agreement. The Property Conditions are varied as follows: Property Condition 8.3 shall not apply to this Agreement.

            (B)  Title to the UK Real Property shall commence with the conveyance ("the Conveyance") dated 19th February 1968 made between (1) The Northumberland County Council and (2) Cascade (UK).

            (C)  The conveyance/transfer (as appropriate) of the UK Real Property to the UK Buyer shall contain the following provisions:

              (1)  In this conveyance/transfer the following words and expressions shall have the following meanings:

          "the Conveyance" means the Conveyance dated 19th February 1968 made between (1) The Northumberland County Council and (2) Cascade (UK);

          "the Grant of Easement" means the Grant of Easement dated 7th March 1988 between (1) Cascade (UK) (2) The County Council of Northumberland and (3) British Gas PLC; and

          "Title Matters" means the agreements, covenants, restrictions, stipulations and other matters contained or referred to in the Conveyance and/or the Grant of Easement.

              (2)  Reference to the UK Real Property includes the whole and every part of the UK Real Property.

              (3)  The UK Buyer covenants with the Sellers that the UK Buyer and its successor in title to the UK Real Property will comply with the Title Matters so far as they are enforceable and affect the UK Real Property and will indemnify the Sellers against all actions, claims, demands and proceedings taken or made against the Sellers and all costs, damages, expenses, liabilities and losses incurred by the Sellers arising from their breach.

            (D)  The UK Real Property is sold subject to and the UK Buyer will raise no requisitions on:

              (1)  the rights granted by a Deed of Grant of Easement ("the Deed of Grant") dated 7th March 1988 made between (a) Cascade (UK), (b) The County Council of Northumberland, and (c) British Gas PLC; and

              (2)  the exceptions, reservations, covenants and conditions contained or referred to in first the Conveyance and secondly the Deed of Grant.

          (ii)  All machinery, apparatus, furniture and fixtures, materials, supplies, motor vehicles and other equipment of every type owned or leased by (A) Cascade and used primarily by the UK Operations and (B) Cascade (UK) and used by the UK Operations (the "UK Fixed Assets"), a list of which, as of November 30, 2001, is set forth on Schedule 2.1(b)(ii).

          (iii)  [Intentionally left blank]

          (iv)  All inventory of usable goods, including all merchandise, raw materials, work in progress, finished products and other tangible personal property held for sale, lease or use by the UK Operations (the "UK Inventory"), a list of which, as of November 30, 2001, is set forth on Schedule 2.1(b)(iv).

          (v)  All rights and interests arising under or in connection with any Contracts that (A) Cascade is a party to or beneficiary of and which relate primarily to the UK Operations and (B) Cascade (UK) is a party to or beneficiary of and which relate to the UK Operations (the "UK Contracts"). Schedule 2.1(b)(v) sets forth all the UK Contracts that are Material Contracts.

          (vi)  All prepaid expenses (A) of Cascade that are for the primary benefit of the UK Operations and (B) of Cascade (UK) that are for the benefit of the UK Operations (the "UK Prepaid Expenses"), a list of which, as of November 30, 2001, is set forth on Schedule 2.1(b)(vi).

        (vii)  All of the computer hardware and software (and all associated manuals) owned, licensed or leased by (A) Cascade and used primarily by the UK Operations and (B) Cascade (UK) and used by the UK Operations, all of which are set forth on Schedule 2.1(b)(vii).

        (viii)  All sales data, customer lists, information relating to customers, suppliers' names, mailing lists and, if any, advertising matter, and all rights thereto, that are (A) owned or in the possession of Cascade and which relate primarily to the UK Operations and (B) owned or in the possession of Cascade (UK) and which relate to the UK Operations.

          (ix)  All of the Intangible Property that (A) Cascade owns and that is used primarily by the UK Operations and (B) Cascade (UK) owns and that is used by the UK Operations (the "UK Intangible Property"); goodwill associated with the UK Operations; books and records relating primarily to the UK Operations and the UK Employees; Permits required by the UK Operations to operate as operated as of the date hereof (to the extent assignment is permitted by applicable Law) (the "UK Permits"); and unemployment compensation, workers' compensation and other credits, reserves or deposits with applicable Governmental Entities that relate to the UK Employees. Schedule 2.1(b)(ix) sets forth all of the UK Intangible Property and all UK Permits, except such Permits which, if were not obtained, would not have a material adverse effect on the UK Operations.

          (x)  All other assets of (A) Cascade that are used primarily by the UK Operations and (B) Cascade (UK) that are used by the UK Operations.

        (c)    Excluded Assets.

            (i)    Excluded US Assets.    The US Assets shall not include the assets listed on Schedule 2.1(c)(i) (the "Excluded US Assets").

            (ii)    Excluded UK Assets.    The UK Assets shall not include the assets listed on Schedule 2.1(c)(ii) (the "Excluded UK Assets").

        2.2    Assumption of Certain Liabilities.

        (a)    US Assumed Liabilities.    Schedule 2.2 (a) is a list of the trade payables and other routine, current liabilities of CHC as of November 30, 2001. Subject to the terms and conditions of this Agreement, on the Closing Date, the US Buyer shall assume the trade payables and other routine, current liabilities and obligations of CHC incurred in the ordinary course of business and outstanding as of the Closing Date of the sort identified in Schedule 2.2(a) (the "US Assumed Liabilities"). Except for the US Assumed Liabilities, the US Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of the Sellers.

        (b)    UK Assumed Liabilities.    Schedule 2.2(b) is a list of the trade payable and other routine, current liabilities of Cascade (UK) as of November 30, 2001. Subject to the terms and conditions of this Agreement, on the Closing Date, the UK Buyer shall assume the trade payables and other routine, current liabilities and obligations of Cascade (UK) incurred in the ordinary course of business and outstanding as of the Closing Date of the sort identified in Schedule 2.2(b) (the "UK Assumed Liabilities"). Except for the UK Assumed Liabilities, the UK Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of the Sellers.

        2.3    Purchase Price.

        (a)    Purchase Price.    The total purchase price (the "Purchase Price") to be paid to the Sellers by the Buyers at the Closing for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities plus (ii) $19,500,000, subject to the Holdback and certain adjustments as set forth in Section 2.3(b) and payable as provided in Section 2.3(d).

        (b)    Adjustment to Purchase Price.

          (i)    Net Working Capital Adjustments.    The Purchase Price assumes that the Net Working Capital as of the Closing Date of (A) the US Operations is $4,017,000 and (B) the UK Operations is £3,245,000. The Purchase Price will be adjusted (A) on a dollar-for-dollar basis, either up or down, to the extent the Net Working Capital of the US Operations is greater than or less than $4,017,000 and (B) on a pound sterling-for-pound sterling basis, either up or down, to the extent the Net Working Capital of the UK Operations is greater than or less than £3,425,000. For purposes of this Section 2.3(b), "Net Working Capital" shall mean the sum of the following (all, except as noted below, determined in accordance with GAAP, consistently applied and the historical practice of the Sellers and excluding cash and cash equivalents, deferred tax accounts, and accrued Tax liabilities):

            (A)  US Accounts Receivable, excluding US Accounts Receivable that are more than 90 days outstanding as of the Closing Date; plus

            (B)  US Inventory (without regard to any reserve for obsolescent inventory); plus

            (C)  prepaid items with respect to the US Operations, to the extent that such items are Purchased Assets; minus

            (D)  US Assumed Liabilities; minus

            (E)  $30,000, which amount represents a portion of the consideration that the Sellers are providing the Buyers for the Buyers' agreement to perform the Product Warranty Work pursuant to Section 10.6 (the "US Warranty Reserve"); plus

            (F)  UK Inventory (without regard to any reserve for obsolescent inventory); plus

            (G)  prepaid items with respect to the UK Operations, to the extent that such items are Purchased Assets; minus

            (H)  UK Assumed Liabilities; minus

            (I)  $43,494, which amount represents a portion of the consideration that the Sellers are providing the Buyers for the Buyers' agreement to perform the Product Warranty Work pursuant to Section 10.6 (the "UK Warranty Reserve"); minus

            (J)  $353,000, which represents the agreed amount of obsolete Inventory.

    For the purpose of converting pound sterling into U.S. dollars in order to adjust the Purchase Price with respect to changes in the Net Working Capital of the UK Operations, the parties shall use the exchange rate of $1.4498 per pound sterling.

          (ii)    Capital Expenditures Adjustments.    The Purchase Price will be adjusted down by $318,330, representing the amount by which the cumulative depreciation of Fixed Assets exceeded capital expenditures during the period of July 1, 2001 to October 31, 2001.

        (c)    Allocation of Purchase Price.    The Purchase Price shall be allocated among the Purchased Assets and the Assumed Liabilities as set forth in Schedule 2.3(c). The Buyers and the Sellers agree that the allocation set forth on Schedule 2.3(c) shall be used, reported and implemented for all federal, state, local and other tax purposes. The Buyers and the Sellers shall do all such things as are necessary to give effect to this Section 2.3(c), including, if required by the Buyers, jointly making an election under section 198 of the Capital Allowances Act 2001.

        (d)    Payment of Purchase Price.

          (i)    Closing Date Payment.    On the Closing Date, the Buyers shall (A) pay to the Sellers in cash, by wire transfer, an amount equal to $3,250,000 and (B) deliver to Cascade the US Term Note and the UK Term Loan Agreement. The parties acknowledge that (Y) the delivery of the US Term Note represents the payment of $4,250,000 of the Purchase Price, with the remaining portion of the US Term Note representing potential Supplemental Advances (as such term is defined in the US Term Loan Agreement) and (Z) the delivery of the UK Term Loan Agreement represents the payment of £3,276,314 of the Purchase Price, with the remaining portion of the Term Loan Commitment (as such term is defined in the UK Term Loan Agreement) representing potential Supplemental Advances (as such term is defined in the UK Term Loan Agreement). Until the amount of the adjustments to the Purchase Price are determined pursuant to Section 2.3(b), $7,250,000 of the Purchase Price (the "Holdback") shall be withheld.

          (ii)    Post-Closing Payment.

          (A)  In order to make the adjustments to the Purchase Price required pursuant to Section 2.3(b), no later than 10 business days following the Closing Date, the Sellers shall prepare and submit to the Buyers a balance sheet for the US Operations (the "US Operations Closing Date Balance Sheet") and the UK Operations (the "UK Operations Closing Date Balance Sheet" and, together with the US Operations Closing Date Balance Sheet, the "Closing Date Balance Sheets"),each of which shall be prepared in accordance with GAAP, consistently applied, and the historical practices of the Sellers, together with a list, as of the Closing Date, of the following (each prepared in a manner consistent with the corresponding Schedules attached hereto):

            (1)  US Inventory;

            (2)  US Accounts Receivable;

            (3)  US Assumed Liabilities;

            (4)  UK Inventory; and

            (5)  UK Assumed Liabilities.

          The Closing Date Balance Sheets and the accompanying lists will be certified by the Chief Financial Officer of Cascade. If the Buyers object to the Closing Date Balance Sheets, then they shall inform the Sellers no later than 45 days following the delivery of the Closing Date Balance Sheets and the accompanying lists (an "Objection Notice"). If no Objection Notice is made by the Buyers within such 45 day period, the Closing Date Balance Sheets shall be final and binding on all the parties hereto. Any Objection Notice shall specify in reasonable detail the basis for the objection, as well as the amount in dispute. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 30 days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to an independent accounting firm to be selected by the Buyers and the Sellers. The resolution of the dispute by the independent accounting firm shall be final and binding on the parties. The fees and expenses of the independent accounting firm shall be split evenly between the parties.

          (B)  If, after the adjustments to the Purchase Price are made as required by Section 2.3(b), the Purchase Price (1) equals or exceeds $19,500,000, the Holdback and the full amount of such excess, if any, will be paid by the Buyers to the Sellers; (2) equals or is greater than $12,250,000, but less than $19,500,000, that portion of the Holdback equal to the amount by which the Purchase Price exceeds $12,250,000 will be paid by Buyers to the Sellers; and (3) is less than $12,250,000, the Sellers will pay the Buyers an amount equal to the amount by which the Purchase Price is less than $12,250,000. The adjustments to the Purchase Price required by Section 2.3(b) shall be completed no later than 10 business days following the date that the final and binding Closing Date Balance Sheets are determined pursuant to Section 2.3(d)(ii)(A). Any post-closing payment required by this subsection shall be made by wire transfer within two business days following the determination of the adjustments to the Purchase Price.

        2.4    VAT.

        (a)  All payments to be made pursuant to this Agreement in respect of UK Assets shall (except where otherwise specifically stated) be taken to be exclusive of VAT (if applicable), and if any VAT is properly chargeable in respect of the supplies for which such payments are consideration, such value added tax shall be added to the amount of, and (subject to this Section 2.4) be paid in addition to, them.

        (b)  Cascade (UK) and the UK Buyer:

            (i)  acknowledge and agree that the sale of the UK Assets represents the transfer of a business (or part of a business) as a going concern;

          (ii)  consider that section 49(1) of VATA and paragraph 5 of the VAT Order apply, and intend that they should apply, to the sale of the UK Assets; and

          (iii)  shall use all reasonable endeavors (without being obliged to challenge a ruling or other determination before a tribunal or court) to secure that, in consequence, the sale of the UK Assets is treated as neither a supply of goods nor a supply of services for the purposes of VAT.

        (c)  Accordingly Cascade (UK) warrants that neither it nor any of its relevant associates has made Elections in respect of the whole or any part of the UK Real Property and undertakes that neither it nor any of its relevant associates will make any such Elections having effect on or before Closing.

        (d)  If, notwithstanding Sections 2.4(b) and 2.4(c), any VAT is (for any reason) chargeable on the sale of the UK Assets (or any part of it), the Buyers shall, subject to production and delivery by Cascade (UK) to the UK Buyer of an appropriate VAT invoice, pay to Cascade (UK) the amount of such VAT.

        (e)  In this Section 2.4, "relevant associate" has the meaning given to it in paragraph 3(7) of Schedule 10 to VATA.

        (f)    Cascade UK will on Closing deliver to the UK Buyer all records relating to the UK Assets agreed to be sold which are required to be preserved by the UK Buyer by section 49(1)(b) VATA and will not thereafter make any request to HM Customs & Excise for a direction under that sub-section that such records will be preserved by Cascade UK rather than the UK Buyer. The UK Buyer undertakes to preserve such records for such periods as may be required by law and to allow Cascade UK and its agents access to, and to take copies of, such records on reasonable notice during normal business hours. Cascade UK will reimburse the UK Buyer for out-of-pocket expenses incurred by the UK Buyer in complying with the requirements of the immediately preceding sentence.

ARTICLE III

CLOSING

        3.1    Closing Date.    Upon the terms and subject to the conditions set forth in this Agreement, the Closing of the transaction shall take place at the offices of Newcomb, Sabin, Schwartz & Landsverk, LLP, 111 S.W. Fifth Avenue, Suite 4040, Portland, Oregon 97204, at 9:00 a.m. PST, on January 15, 2002, or at such other location or time as the Sellers and the Buyers may agree.

        3.2    Items to be Delivered at the Closing by the Sellers.    At the Closing, the Sellers shall deliver or cause to be delivered to the Buyers the following:

          (a)  With respect to the US Assets, a Bill of Sale and Assignment, in substantially the form of Exhibit A, executed by Cascade and CHC.

          (b)  Lease Assignment and Assumption Agreements and Estoppel Statements in the forms of Exhibits B and C, respectively, with respect to each Lease executed and acknowledged by each Seller that is a party to each Lease, including all necessary consents of lessors; and Subordination, Nondisturbance and Attornment Agreements executed by any holders of Encumbrances with respect to any leased Real Property in substantially the form of Exhibit D.

          (c)  Instruments of transfer in the form customarily used in commercial transactions in the area in which the personal property is located sufficient to transfer each personal property interest owned by the Sellers not otherwise transferred by the Bill of Sale and Assignments referred to in Section 3.2(a).

          (d)  Such other instruments of transfer necessary or appropriate to transfer to and vest in the Buyers all of the Sellers' right, title and interest in and to the Purchased Assets.

          (e)  With respect to the US Assumed Liabilities, an Assumption Agreement, in substantially the form of Exhibit E, executed by Cascade, CHC and the US Buyer.

          (f)    The Opinion of Counsel to the Sellers in substantially the form of Exhibit F.

          (g)  A copy of the bylaws of Cascade and CHC as in effect as of the Closing Date.

          (h)  A certified copy of the articles of incorporation of Cascade and CHC as filed with the Secretary of State of Oregon, dated within 10 days of the Closing Date.

          (i)    [Intentionally left blank]

          (j)    A certificate of existence or good standing for Cascade and CHC, each issued by the Secretary of State of Oregon and dated within 10 days of the Closing Date.

          (k)  A Certificate of Authorization as to CHC issued by the Secretary of State of North Carolina, dated within 10 days of the Closing Date.

          (l)    Certified copies of the resolutions of each Seller's board of directors approving the transactions contemplated by this Agreement.

          (m)  A signature and incumbency certificate for each Seller.

          (n)  [Intentionally left blank].

          (o)  [Intentionally left blank].

          (p)  The Shared Services Agreement in substantially the form of Exhibit H (the "Shared Services Agreement").

          (q)  [Intentionally left blank].

          (r)  [Intentionally left blank]

          (s)  The keys to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any Purchased Assets).

          (t)    Evidence of the receipt of all required Approvals and Permits listed on Schedule 4.7.

          (u)  All other certificates, consents and other documents referred to herein as then deliverable by the Sellers.

          (v)  The Supply Agreement, duly executed by Cascade N.V.

          (w)  At the UK Real Property all physical UK Assets and at the US Real Property all physical US Assets.

          (x)  All deeds and documents of title relating to the Purchased Assets.

          (y)  Duly executed transfers in the form attached hereto as Exhibit K to vest title in the UK Real Property into the name of the UK Buyer or as the UK Buyer may direct.

          (z)  Duly executed deeds of discharge or release of any Encumbrance over any of the UK Assets in a form satisfactory to the UK Buyer together with undertakings in respect of such discharges or releases (in a form satisfactory to the UK Buyer being Forms DS1, Forms 53 or receipted charges (as the case may be)).

          (aa)    Copy of forms P45 relating to each of the UK Employees duly completed up to Closing.

          (bb)    Vehicle registration documents and appropriate forms of transfer of registered keeper, duly completed and signed or executed by or on behalf of the Sellers, in relation to any motor vehicles which form part of the Purchased Assets.

          (cc)    All certificates for the lawful operation and use of and all service documents relating to the UK Assets.

          (dd)    All records as are referred to in section 49 of VATA.

        3.3    Items to be Delivered at the Closing by the Buyers.    At the Closing, the Buyers shall deliver to the Sellers the following:

          (a)  $12,250,000 of the Purchase Price, payable as provided in Section 2.3(d)(i).

          (b)  With respect to the US Assumed Liabilities, an Assumption Agreement, in substantially the form of Exhibit E, executed by Cascade, CHC and the US Buyer.

          (c)  Such instruments as may reasonably be requested by any creditor, lessor or any other Person whose consent is required to consummate the transactions contemplated by this Agreement to evidence the assumption by the Buyers of the Assumed Liabilities.

          (d)  The Opinion of Counsel to the Buyers in substantially the form of Exhibit G.

          (e)  A certified copy of the US Buyer's articles of incorporation as filed with the Secretary of State of North Carolina, dated within 10 days of the Closing Date.

          (f)    [Intentionally left blank]

          (g)  A certificate of existence for the US Buyer issued by the Secretary of State of North Carolina, dated within 10 days of the Closing Date.

          (h)  Certified copies of the resolutions of each Buyer's board of directors approving the transactions contemplated by this Agreement.

          (i)    A signature and incumbency certificate of each Buyer.

          (j)    A copy of the bylaws of the US Buyer as in effect as of the Closing Date.

          (k)  [Intentionally left blank].

          (l)    The Shared Services Agreement in substantially the form of Exhibit H.

          (m)  All other certificates, consents and other documents referred to herein as then deliverable by the Buyers.

          (n)  The Supply Agreement, duly executed by UK Buyer.

        3.4    Payment of Stamp Duty.    The Sellers agree with the Buyers that they will on demand pay 50% of any stamp duty paid on or in relation to this Agreement and any document entered into pursuant to this Agreement insofar as the stamp duty relates to the UK Assets.

        3.5    Transfer of Title.

        (a)  Risk in and title to the US Assets shall pass to the US Buyer at Closing. Title to those US Assets which are capable of transfer by delivery shall pass on such delivery.

        (b)  Risk in and title to the UK Assets shall pass to the UK Buyer at Closing. Title to those UK Assets which are capable of transfer by delivery shall pass on such delivery.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

        The Sellers represent, warrant and agree as follows:

        4.1    Organization and Related Matters.    Cascade and CHC are each corporations duly organized, validly existing and in good standing under the laws of Oregon. Cascade (UK) is a limited company duly organized, validly existing and in good standing under the laws of England and Wales. Each Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party. Each Seller has all necessary corporate power and authority to own its properties and assets and to carry on its businesses as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions except where the failure to be so qualified or licensed is not and will not have a material adverse effect on the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole. True, correct and complete copies of the organizational documents of each Seller as in effect on the date hereof have been delivered to the Buyers.

        4.2    Financial Statements; Changes; Contingencies.

        (a)    Financial Statements.

          (i)    The Sellers have delivered to the Buyers the balance sheets for Cascade (UK) and CHC as of January 31, 1999, January 31, 2000 and January 31, 2001, and the related statements of operations and cash flows for the fiscal years then ended.

          (ii)  The Sellers have delivered to the Buyers the balance sheets for Cascade (UK) and CHC as of October 31, 2001, and the related statements of operations and cash flows for the nine-month period then ended.

          (iii)  Such financial statements have been certified by the Chief Financial Officer of Cascade. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis. The statements of operations and cash flows of CHC present fairly the results of operations and cash flows of the US Operations for the respective periods covered, and the balance sheets of CHC present fairly in all material respects the financial condition of the US Operations as of their respective dates. The statements of operations and cash flows of Cascade (UK) present fairly the results of operations and cash flows of the UK Operations for the respective periods covered, and the balance sheets of Cascade (UK) present fairly in all material respects the financial condition of Cascade (UK) as of their respective dates.

        (b)    No Material Adverse Changes.    Except as set forth on Schedule 4.2(b) and for events or conditions generally affecting the cylinder manufacturing industry or economy as a whole, since October 31, 2001, whether or not in the ordinary course of business, there has not been, occurred or arisen:

          (i)    any change in or event affecting the US Operations, the UK Operations, the US Assets, the UK Assets, the US Assumed Liabilities or the UK Assumed Liabilities that has had or may reasonably be expected to have a material adverse effect on the US Operations, the UK Operations, the US Assets, the UK Assets, the US Assumed Liabilities or the UK Assumed Liabilities;

          (ii)  any agreement, condition, action or omission that would be proscribed by (or require consent under) Section 6.3 had it existed, occurred or arisen after the date of this Agreement;

          (iii)  any strike or other labor dispute of the US Employees or UK Employees, except for strikes or disputes which, either individually or in the aggregate, will not have a material adverse effect on the US Operations or the UK Operations; or

          (iv)  any casualty, loss, damage or destruction (whether or not covered by insurance) of any of the US Assets or the UK Assets, except for casualties, losses, damages and destruction which, whether individually or in the aggregate, will not have a material adverse effect on the US Operations, the UK Operations, the US Assumed Liabilities, the UK Assumed Liabilities, the US Assets or the UK Assets.

        4.3    Taxes.

        (a)  Each Seller has timely filed or will file all required Tax Returns and has paid all Taxes due for all periods ending on or before the Closing Date. Schedule 4.3 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of each Seller. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects.

        (b)  No Taxation Authority has agreed to operate any special arrangements (being an arrangement which is not based on a strict and detailed application of the relevant legislation whether expressly provided for in the relevant legislation or operated by way of extra-statutory concession or otherwise) in relation to the Business.

        (c)  The Sellers are not contractually committed (contingently or otherwise) to receive any supply in respect of which an election to waive the exemption to VAT in accordance with the provisions of paragraph 2 of schedule 10 to the VATA has been made.

        (d)  The Sellers have provided details of (including the total input tax on the capital item and the percentage of input tax claimed on the item in the first interval, both as defined in part XV of the Value Added Tax Regulations 1995 SI 1995/2518 (the "VAT Regulations")) all land and other capital items which are used in the course or furtherance of the Business in the UK to which Part XV of the

VAT Regulations could apply. No such adjustment as is referred to in regulations 112 to 116 of the VAT Regulations has been made or should have been made and no such adjustment is likely to have to be made in respect of the current interval in relation to any such capital items.

        (e)  The Sellers have in relation to the Business in the UK not made exempt supplies such or of such amount that it is unable or would be unable if not a member of the VAT group to obtain full credit for input tax paid or suffered by it.

        (f)    The Sellers have provided details of any investigation (including the consequences thereof) by the Commissioners of Customs & Excise within three years prior to the date hereof into or affecting the payment of VAT in respect of the Business in the UK.

        (g)  The Sellers:

          (i)    are not, and have not agreed to become, an agent, manager or factor for the purposes of section 47 VATA of any person who is not resident in the United Kingdom; or

          (ii)  does not use any method for determining the amount of input tax to be attributed to taxable supplies made in the course of the Business in the UK other than the methods specified in standard Regulation 101 of the VAT Regulations.

          (h)  The Sellers do not use in relation to the Business in the UK any of the following schemes made under the VAT Regulations:

            (i)    the cash accounting scheme within Regulation 57; or

            (ii)  the annual accounting scheme within Regulation 50.

          (i)    The Sellers have identified the UK Real Property on which expenditure has been incurred in respect of which industrial building allowances may be or have been claimed and in respect of each such UK Real Property contains details of:

            (i)    the amount of capital expenditure concerned;

            (ii)  the aggregate of initial and writing down allowances claimed;

            (iii)  the residue of expenditure (as defined in section 313 of the CAA) available immediately before the date of this Agreement;

            (iv)  the period of years over which writing down allowances may be available to the UK Buyer;

            (v)  whether the building or structure has been used as at the date of this Agreement and, if so, the date on which it was first used; and

          (j)    All documents which in any way affect the right, title or interest of the Sellers to any of the UK Assets and which in the United Kingdom or elsewhere, attract either stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

        4.4    Material Contracts.    Unless otherwise so noted in Schedules 2.1(a)(v) and 2.1(b)(v), each Purchased Contract was entered into in the ordinary course of business. Each Purchased Contract that (a) obligates any Seller to pay an amount of $25,000 (or £17,350) or more, (b) has an unexpired term as of October 31, 2001 in excess of 12 months, (c) contains a covenant not to compete or otherwise significantly restricts business activities, (d) provides for the extension of credit other than consistent with normal credit terms, (e) limits the ability of any Seller to conduct its business, including as to manner or place, (f) provides for a guaranty or indemnity by any Seller, (g) grants a power of attorney, agency or similar authority to another Person, (h) contains a right of first refusal, (i) constitutes a collective-bargaining agreement or provides for severance benefits to any officer, director or Employee, or (j) represents a Contract upon which the US Operations or the UK Operations is substantially dependent or a Contract that is otherwise material to the US Operations or the UK Operations, shall be deemed to be a Material Contract. True, correct and complete copies of the Material Contracts appearing on Schedules 2.1(a)(v) and 2.1(b)(v), including all amendments and supplements, have been delivered to the Buyers. Each Material Contract is valid and existing; each Seller has duly performed all of its obligations under each Material Contract to which it is a party to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event that would (with the passage of time, notice or both) constitute a breach or default thereunder by any Seller (or, to the best knowledge of each Seller, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. Except as set forth in Schedules 2.1(a)(v) and 2.1(b)(v), consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any Seller under any Material Contract.

        4.5    Condition of Property; Leases.

        (a)  Each Seller has good and marketable title to each of the Purchased Assets that it is assigning hereunder, free and clear of any Encumbrances, except for those Encumbrances set forth on Schedule 4.5. Each Seller has all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets that it is selling hereunder to the respective Buyers in accordance with the terms of this Agreement. At the Closing, each Seller shall deliver the Purchased Assets that it is selling hereunder to the respective Buyers, free and clear of any Encumbrances. The Purchased Assets material to the conduct of the Business are in a good state of maintenance and repair; have been appropriately maintained, repaired and replaced; are not materially defective, except for ordinary wear and tear; and are adequate for use in the Business.

        (b)  The Real Property listed on Schedules 2.1(a)(i) and 2.1(b)(i) consists of all real property and leasehold interests used by the Sellers primarily in the conduct of the Business. No Seller has received any notice of any proposed special assessments, nor any proposed material changes in property tax or land use laws affecting the Real Property.

        (c)  (i) All leasehold properties that constitute part of the Purchased Assets held by any Seller as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the US Operations or the UK Operations.

          (ii)  The Sellers have heretofore delivered to the Buyers a true, correct and complete copy of each leasehold interest comprising a portion of the Purchased Assets (each, a "Lease"), together with all amendments, modifications, alterations and other changes thereto.

          (iii)  The Leases constitute the entire agreement to which any Seller is a party with respect to the properties that are demised pursuant thereto.

          (iv)  The term of each Lease is accurately set forth on Schedule 4.5. Each Seller has accepted possession of the property demised pursuant to each Lease to which it is a party and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest except as set forth on Schedule 4.5.

          (v)  As of the date hereof, all conditions precedent to the enforceability of each Lease have been satisfied in all material respects and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of any Seller or the lessor thereunder.

          (vi)  All space and improvements leased by any Seller have been fully and satisfactorily completed and furnished in all material respects in accordance with the provisions of each Lease.

          (vii)No Seller has received a notice of noncompliance with any restriction encumbering any leased Real Property, nor has any Seller received notice of any zoning violations affecting any leased Real Property.

          (viii)To the best knowledge of the Sellers, there is no pending or threatened Action that would materially interfere with the quiet enjoyment of any leased Real Property by any Seller or, after the Closing, by any Buyer.

        (d)  To the best knowledge of the Sellers, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by Law for the present use and operation of the Real Property are installed across public property or valid easements to the boundary lines of the Real Property, and are connected to valid Permits, and such facilities are adequate to service the Real Property.

        (e)  The Sellers have not purchased any UK Asset from any of its suppliers on terms that title or property in it does not pass until full payment is made or all indebtedness discharged.

        (f)    Title

          (i)    The Seller has absolute freehold title to the UK Real Property free from any title defects and there is not in force and there is no need so far as the Vendor is aware for any policy relating to defective title or restrictive covenant indemnity to be put in force.

          (ii)  All deeds and documents necessary to prove title to the UK Real Property are in the possession and control of the Seller and consist of the original deeds and documents or properly examined abstracts.

        (g)    Restrictions and Encumbrances

          (i)    Save as has been revealed in the epitome of title provided by the Seller's Solicitors or in replies to enquiries raised of the Seller's Solicitors by the Buyer's Solicitors the UK Real Property adversely affected by any of the following matters:

            1.    any mortgage, lease, licence, overriding interest easement, debenture, charge, rent-charge, lien or other encumbrance securing the repayment of monies or other obligations or liability of the Seller or any other party or any contract or obligation to grant any of the same or claim made by any person to be entitled to any of the foregoing other than as set out in the registered title;

            2.    so far as the Seller is aware any restrictive covenants, conditions, stipulations, overriding interest, profits a prendre, wayleaves, licences, franchises, grants, restrictions, exception, or other such rights vested in third parties or any contract or obligation to grant any of the same or claim made by any person to be entitled to any of the foregoing;

            3.    any option, right of pre-emption or right of first refusal or any contract to grant any of the same or any claim made by any person to be entitled to any of the foregoing;

            4.    so far as the Seller is aware any matter which conflicts with the present use of the UK Real Property or which would otherwise restrict its continued possession and enjoyment; or

            5.    so far as the Seller is aware any matter which is registered or properly capable of registration against the UK Real Property as a Land Charge, Local Land Charge, caution, inhibition, notice or restriction.

        (h)    Enquiries.    The replies given by the Seller's Solicitors to the Purchasers Solicitors' written enquiries concerning the UK Real Property are true and accurate in all material respects.

        4.6    Intangible Property.    Cascade and CHC have complete rights to and ownership of all US Intangible Property required for use in connection with the US Operations, and Cascade and Cascade (UK) have complete rights to and ownership of all UK Intangible Property required for use in connection with the UK Operations. No Seller uses any Intangible Property by consent of any other Person and no Seller is required to make, or makes, any payments to others with respect thereto. The US Intangible Property and the UK Intangible Property are fully assignable, free and clear of any Encumbrances. Each Seller has in all material respects performed all obligations required to be performed by it, and is not in default in any material respect under, any Contract to which it is a party relating to any of the foregoing. No Seller has received any notice to the effect (or is otherwise aware) that the US Intangible Property or the UK Intangible Property, or any use by each Seller of any such property, conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any Person.

        4.7    Authorization; No Conflicts.    The execution, delivery and performance by each Seller of the Transaction Documents to which it is party have been duly and validly authorized by its board of directors and by all other necessary corporate action on its part. Each of the Transaction Documents to which a Seller is a party constitutes the legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance by each Seller of the Transaction Documents to which it is party will not violate, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under, its organizational documents (including any articles of incorporation, memorandum and articles of association, or bylaws) or any Purchased Contract, result in the imposition of any Encumbrance against any of the Purchased Assets or violate any Law. Schedule 4.7 lists all Permits and Approvals required to be obtained by the Sellers to consummate the transactions contemplated by the Transaction Documents. Except for matters identified in Schedule 4.7 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution, delivery and performance by each Seller of the Transaction Documents to which it is a party will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity.

        4.8    Legal Proceedings; Insolvency.

        (a)    Legal Proceedings.    There is no Order or Action pending, or, to the best knowledge of each Seller, threatened, against or affecting any Seller or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or if determined adversely might reasonably be expected to have a material adverse effect on the US Operations, the UK Operations, the US Assets, the UK Assets, the US Assumed Liabilities or the UK Assumed Liabilities, or any Seller's ability to perform each of its obligations under each of the Transaction Documents to which it is a party. Schedule 4.8 lists each Order and each Action that involves a claim or potential claim of aggregate liability in excess of $10,000 against, or that enjoins or seeks to enjoin any activity by, any Seller and which relates to the Business. There is no matter related to the Business as to which any Seller has received any notice, claim or assertion, or, to the best knowledge of each Seller, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of any Seller or any other Person, nor to the best knowledge of each Seller is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by any Seller.

        (b)    Insolvency of Sellers:

          (i)    No order has been made or petition presented, meeting convened or resolution passed for the winding up of Cascade (UK) nor has any receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar officer been appointed in any jurisdiction in respect of the Business in the UK or the UK Assets or any of them.

          (ii)  No composition in satisfaction of the debts of Cascade (UK) or scheme of arrangement or its affairs or compromise or arrangement between it and either or both of its creditors or members or any class of either or both of its creditors or members has been proposed, sanctioned or approved.

          (iii)  No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the Business in the UK or the UK Assets.

          (iv)  No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by Cascade (UK) to crystallize over the Business in the UK or the UK Assets or any of them or any charge created by it to become enforceable over the Business in the UK or the UK Assets or any of them nor has any such crystallization occurred nor is such enforcement in process.

          (v)  Cascade (UK) has not factored any of its debts or engaged in financing of a type which would not have to be shown or reflected in the UK Accounts Receivable.

        4.9    Sufficiency of Purchased Assets.    The Purchased Assets and the Excluded Assets represent all the assets that are currently used by the Business, and, other than the assets with which Sellers will be providing services pursuant to the Shared Services Agreement, no other assets are necessary in order to conduct the Business in all material respects following the Closing Date in the same manner as the Business was conducted prior to the Closing Date.

        4.10    Accounting Records; Internal Controls; Absence of Certain Payments.

        (a)    Accounting Records.    Except for transactions which are not, either individually or in the aggregate, material to the US Operations or the UK Operations, the Sellers have records that accurately and validly reflect the transactions involving the Business, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

        (b)    Data Processing; Access.    Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

        (c)    Data Protection.

          (i)    The data protection certificate of Cascade (UK) in relation to the Business is adequate to cover the uses to which data held by Cascade (UK) is used.

          (ii)  The data which Cascade (UK) holds on employees of the Business in the UK is used only for payroll and other employment or pension matters. All such information is held within the Business in the UK.

        4.11    Insurance.    The Sellers are, and at all times during the past two years have been, insured with reputable insurers against all risks normally insured against by companies conducting a business similar to the Business, and all of the insurance policies and bonds required to be maintained by the Sellers are in full force and effect.

        4.12    Permits.    Except for Permits which would not, either individually or in the aggregate, have a material adverse effect on the US Operations or the UK Operations if not held by the Sellers, the Sellers hold all Permits that are required by any Governmental Entity to permit it to conduct and operate the Business as now conducted, and all such Permits are valid and in full force and effect and will remain in full force and effect upon consummation of the transactions contemplated by this Agreement, except for those Permits identified on Schedule 4.12 as not transferable to the Buyer. All transferable Permits are Purchased Assets. No suspension, cancellation, modification or termination of any of such Permits is threatened or imminent that could reasonably be expected to have a material adverse effect on the Business.

        4.13    Compliance with Law.

        (a)  The Sellers are organized and have conducted the Business in accordance with applicable Laws, and the forms, procedures and practices of the Sellers are in compliance with all such Laws, to the extent applicable, the violation of which might have a material adverse effect on the US Operations, the UK Operations, the US Assets, the UK Assets, the US Assumed Liabilities or the UK Assumed Liabilities.

        (b)  The use and operation of the Purchased Assets are in compliance in all material respects with all applicable Laws and there are no violations of any such Laws.

        (c)  The representations made in this Section 4.13 are made subject to "best knowledge" and similar qualifications contained in other sections of this Article IV with respect to the subject matter addressed in such other sections.

        4.14    Exhibits and Schedules.    Each of the exhibits and schedules attached hereto is true, correct and complete in all material respects with respect to each item thereof.

        4.15    Employee Benefits.

        (a)  Save as in respect of benefit arrangements applicable to UK Employees Schedule 4.15 lists (by entity subject thereto or bound thereby) all employee-benefit plans and collective-bargaining, employment or severance agreements and other similar arrangements to which any Seller or any of its subsidiaries is or ever has been a party or by which any of them is or ever has been bound, legally or otherwise (the "Benefit Arrangements"), including, without limitation, (i) any profit-sharing, deferred-compensation, bonus, stock-option, stock-purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (iii) any employment agreement or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA), but only to the extent that any Employees participate or are eligible to participate in any such employee-benefit plans, or are covered by or under any such collective-bargaining, labor and employment agreements or other similar arrangements.

        (b)  The Sellers have delivered to the Buyers true and complete copies of all documents and summary plan descriptions with respect to such Benefit Arrangements, or summary descriptions of any such Benefit Arrangements not otherwise in writing.

        (c)  There are no negotiations, demands or proposals that are pending or have been made that concern matters now covered, or that would be covered, by such Benefit Arrangements. The Sellers have no contract, plan or commitment, whether legally binding or not, to create any additional plan, agreement or arrangement to provide or designed to provide benefits for any Employee or their dependents or beneficiaries or to modify any existing Benefit Arrangement except with respect to changes required by ERISA, the Code or other applicable law. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any person by reason of such person's employment by any Seller, (ii) increase any benefit otherwise payable under any Benefit Arrangement, or (iii) except as set forth in Section 6.9, result in the acceleration of the time of payment or vesting of any such benefits.

        (d)  All contributions, premiums or other obligations of the Sellers and their subsidiaries under each such Benefit Arrangement (i) that are due before the Closing Date have been paid or will be paid before that time and (ii) that have accrued before the Closing Date have been or will be paid or properly accrued at that time.

        (e)  Each Benefit Arrangement that is or is intended to be a qualified plan under Section 401(a) of the Code (a "Qualified Plan") is so identified in Schedule 4.15. Each such Qualified Plan is qualified in form and operation under Section 401(a) of the Code, and each trust under each such plan is exempt from tax under Section 501(a) of the Code. In addition to the documents listed in subsection (b) above, the Sellers have delivered to the Buyers with respect to each Qualified Plan copies of the most recent determination letter from the IRS. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections of the Code. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans. The Sellers have no knowledge of any Actions (other than routine claims for benefits) pending or threatened against any such Benefit Arrangement or its assets, or arising out of any such Benefit Arrangement by or with respect to any Employee, and, the Sellers have no knowledge of any facts that could give rise to any such Actions.

        (f)    In addition to the documents listed in subsection (b) above, the Sellers have delivered to the Buyers with respect to each Qualified Plan copies of the following documents: (i) the most recent determination letter from the IRS, (ii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (iii) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results or operations of each of such plans as of such dates, in accordance with GAAP.

        (g)  No Benefit Arrangement listed in Schedule 4.15 is a plan subject to Title IV of ERISA.

        (h)  No Benefit Arrangement listed in Schedule 4.15 is a multiemployer plan within the meaning of Section 3(37) of ERISA.

        (i)    Each group health plan, as such term is defined in Section 5000(b)(1) of the Code, of the Sellers, any of their subsidiaries and any of their ERISA Affiliates has been operated in compliance with the applicable group health plan continuation coverage requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code ("COBRA"). Except as described in Schedule 4.15, none of the Benefit Arrangements which are employee welfare benefit plans within the meaning of Section 3(1) of ERISA provide post-retirement life or health insurance benefits or coverage.

        (j)    There has been no act or omission by any Seller or any of its subsidiaries or any of its ERISA Affiliates that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (i) or Section 4071 of ERISA or Chapter 43 of the Code, but only to the extent any such fines, penalties, taxes or related charges would have a material adverse effect on the Business.

        (k)  Except as required by applicable law and set forth on Schedule 4.15 and except as set forth in the Shared Services Agreement, the Buyers shall not adopt or maintain any of the Sellers' Benefit Arrangements and the Buyers shall have no liability with respect to any of the Sellers' Benefit Arrangements (or any claims related thereto) whether or not disclosed on Schedule 4.15 and the Sellers shall remain liable for all amounts due or to become due under all such plans, agreements and arrangements except as set forth in the Shared Services Agreement. The Sellers shall be solely responsible for complying with all applicable requirements of COBRA, including all applicable notice requirements, with respect to employees and their beneficiaries who lose health benefits as a result of the transactions contemplated by this Agreement. The Buyers are not intended to be and are not a successor employer to any Seller for any purpose, including with respect to COBRA, and no Benefit Arrangement of any Seller is intended to be and no such plan, agreement or arrangement shall be a successor plan to any of the Sellers' Benefit Arrangements.

        4.16    Certain Interests.    No Affiliate of any Seller nor any officer or director thereof, nor Associate of any such individual, has any material interest in any of the Purchased Assets, the Assumed Liabilities or any property used in or pertaining to the Business; and no Seller is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from any Seller or the successor or assign of any thereof to any Person.

        4.17    Employees.

        (a)  Schedule 4.17 contains a complete list of the assembled work force and employees of (a)(i) Cascade who are primarily employed with respect to the US Operations and (ii) CHC (the "US Employees") and (b) Cascade who are primarily employed with respect to the UK Operations and (ii) Cascade (UK) who are employed with respect to the UK Operations (the "UK Employees" and, together with the US Employees, the "Employees"). Except as an employer's right to terminate may be limited by applicable Law, none of the US Employees is employed under a contract that is not terminable at will. To the best knowledge of each Seller, all US Employees have the present intention to accept employment with the Buyers, if such employment is offered and provided such employment involves substantially similar compensation and benefits.

        (b)  Except for the Employees, there are no other Persons who provide services (other than the services to be provided pursuant to the Shared Services Agreement) to the Business, whether as an employee, consultant, agent, representative or otherwise, whose services, if terminated, would have a material adverse effect on the UK Operations or the US Operations.

        (c)  Accurate particulars of the identities, dates of commencement or engagement, notice periods, salary, other terms and conditions of all Employees, including all remuneration, benefits, profit sharing, commission or bonus arrangements, have been provided to the Buyers.

        (d)  All material facts and matters relating to all collective agreements, arrangements or other understandings with any trade union, staff association or other body representing any of the employees of the Business have been disclosed in writing to the Buyers.

        (e)  All subsisting employment contracts to which the Sellers in relation to the Business in the UK is a party are terminable at any time on three months' notice or less without compensation (other than statutory compensation).

        (f)    Except as set forth on Schedule 4.17, no UK Employee has given or received notice terminating his employment or engagement, except as expressly contemplated in this Agreement.

        (g)  No Seller has in relation to the Business in the UK entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition.

        (h)  There are no schemes in operation by, or in relation to, the Business in the UK where any UK Employee is entitled to a commission or remuneration of any other sort, calculated by reference to the whole or part of the turnover, profits or sales of the Business in the UK, and the Sellers are not proposing to introduce any such scheme.

        (i)    The Sellers in relation to the Business in the UK do not have nor are they proposing to introduce any share incentive scheme, share option scheme or other incentive scheme for all or any of its directors or employees.

        (j)    No gratuitous payment has been made or promised by the Sellers in the UK in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former officer or employee.

        (k)  The Sellers in relation to the Business in the UK are not involved in any litigation with any current or previous employee, consultant or officer and, to the best knowledge of the Sellers, there are no circumstances likely to give rise to any such litigation.

        (l)    No personal commitments have been given (whether verbally or in written form) to individual consultants or employees in the UK which depart from or vary their written terms of employment.

        (m)  No officer or employee has made a "protected disclosure" in relation to the Business in the UK within the meaning of the Public Interest Disclosure Act 1998.

        (n)  The Sellers in relation to the Business in the UK have equal retirement ages for male and female employees.

        (o)  The Sellers in relation to the Business in the UK have taken reasonable steps to prevent illegal use of the Internet by its employees. Details of its Internet use and e-mail policies have been provided to the UK Buyer.

        (p)  The Sellers have, in relation to the UK Employees and former UK employees, complied with all conditions of service, customs and practices and, where relevant, all collective agreements and recognition agreements.

        (q)  Within the last 12 months, the Sellers in relation to the Business in the UK have not:

          (i)    given notice of any redundancies to the Secretary of State, started consultation with any appropriate representatives or failed to comply with any obligations under the provisions of Chapter II Trade Union and Labour Relation (Consolidation) Act 1992;

          (ii)  been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 or has failed to comply with any duty to inform and consult any appropriate representative under such Regulations or otherwise.

        (r)  No training scheme, arrangements or proposals exist nor have there been any such schemes, arrangements or proposals in the past in respect of which a levy may become payable by the Business in the UK under the Industrial Training Act 1982.

        (s)  The Sellers have in relation to each of the UK Employees and any former employee of Cascade (UK):

          (i)    complied with their obligations under Regulations 10 and 10A of the Transfer Regulations (including its obligations to consult with appropriate representatives), (save in so far as any failure to comply with Regulations 10 and 10A is wholly or mainly attributable to any failure by the Buyer to comply with its own obligation to supply information to the Seller) the Trade Union and Labour Relations (Consolidation) Act 1992, the Sex Discrimination Act 1975, the Race Relations Act 1976, Article 141EC (ex Article 119), the Equal Treatment Directive, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Public Interest Disclosure Act 1998, the Employment Relations Act 1999 and all other statutes, regulations and codes of practice relevant to its relations with the employee and with any recognized trade union representing him and all collective agreements from time to time in force relating to such relations or the conditions of service of the employee;

          (ii)  discharged fully their obligations to pay all salaries, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlement under incentive schemes and other benefits of or connected with employment;

          (iii)  complied in all material respects with all of its obligations under statute and otherwise concerning health and safety at work and has not incurred any undischarged liability to any employee in respect of any accident or injury.

        (t)    No dispute has arisen within the last five years between the Sellers and a material number or category of the UK Employees or any former employees engaged in the Business in the UK at the relevant time and to the Sellers' knowledge there are no present circumstances which are likely to give rise to any such dispute.

        (u)  Except as set forth on Schedule 4.17, there are no complaints pending or threatened against the Sellers of whatsoever nature in relation to any of the UK Employees or former employees engaged in the Business in the UK and to the Sellers' best knowledge there is no industrial action or dispute threatened or existing or anticipated in respect of or concerning any of the such employees.

        (v)  No UK Employee or former employee has any right to ownership of any Intangible Property in any invention or improvement made or discovered by him in the course of employment with the Sellers in relation to the Business or any compensation or payment in respect of or right to use any such Intangible Property in any invention or improvement whether claimed under the Patents Act 1977 or otherwise.

        (w)  There are no enquiries or investigations existing, pending or threatened, to the Seller's knowledge, affecting the Sellers in relation to the Business in the UK by the Equal Opportunities Commission or Commission for Racial Equality.

        (x)  Except as set forth on Schedule 4.17, no UK Employee has given notice of termination of his contract of employment or is under notice of dismissal.

        (y)  The Sellers have not in relation to the Business in the UK offered any contract of employment to any person which remains outstanding.

        (z)  Except as set forth on Schedule 4.17, there is no person employed or previously employed by the Sellers in relation to the Business in the UK who is on maternity or paternity leave, absent on grounds of disability or other leave of absence and has a statutory or contractual right to return to work for the Sellers in relation to the Business in the UK.

        (aa)    All contributions due from and in respect of members of the Scheme have been duly paid up to the Closing Date.

        (bb)    All death in service benefits which may become payable under the Scheme or otherwise are fully insured and all premiums due up to the Closing Date have been paid.

        (cc)    Save in respect of the Scheme, Cascade (UK) has no legal or moral obligation to provide or cause to be provided any pension, gratuity, superannuation allowance, death benefit, retirement annuity or like benefit or make any other payment or provision arising from sickness, disability, retirement or death or to contribute to any life assurance, or otherwise to provide "relevant benefits" within the meaning of section 612(1) of ICTA to or in respect of the officers or employees (including former officers and former employees) of the Cascade (UK) or its predecessor in business (or any person claiming through such an individual).

        (dd)    The Scheme is an exempt approved scheme within the meaning of Chapter I of Part XIV of ICTA and so far as the Sellers are aware nothing has been done or omitted to be done which will or may result in the Scheme ceasing to be so approved.

        (ee)    So far as the Sellers are aware there are no disputes current, pending or threatened in relation to the Scheme including (but without limitation) any disputes which have been or may be referred to OPAS, the Occupational Pensions Regulatory Authority, the Pensions Ombudsman, an Employment Tribunal or to the court.

        (ff)      If the Scheme (and the employments relative thereto) is contracted out within the meaning of the Pension Schemes Act 1993 there is in force a contracting out certificate and so far as the Sellers are aware there is no reason why such certificate may be cancelled, surrendered or varied.

        (gg)    All benefits paid or payable under the Scheme are money purchase benefits as defined in section 181 of the Pensions Schemes Act 1993 and the members' benefits payable under the Scheme whether immediate, prospective or contingent are solely benefits which can be provided by the funds available for, and allocated to, each member under the Scheme.

        (hh)    So far as the Sellers are aware the Scheme complies and has at all times complied in all material respects with and has been administered in accordance with:

          (a)  the requirements of Inland Revenue practice;

          (b)  all applicable laws including (but without limitation) all relevant statutes and subordinate legislation of the United Kingdom, all relevant provisions of the law of the European Communities and all applicable laws in relation to the trusts powers and provisions of the Scheme.

        (ii)      There have been no announcements in relation to UK Employees in respect of a benefit improvement or other amendments to the Scheme (whether or not these have been implemented) which have not yet been incorporated into the documentation of the Scheme and no undertaking or assurance has been given as to the introduction, continuance, increase or improvement of any pension or other benefit or right (whether or not legally enforceable) by Cascade (UK);

        (jj)      In respect of the UK Employees Cascade (UK) complies with the requirements in relation to stakeholder pensions including but not limited to the requirements under the Stakeholder Pension Schemes Regulations 2000.

        4.18    Product Warranties.    Schedule 4.18 sets forth a summary of the product warranty terms extended by either CHC or Cascade (UK) to any of their respective customers in connection with any sale of products prior to Closing which are still covered by existing warranty terms.

        4.19    No Brokers or Finders.    No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any Seller in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

        4.20    Accuracy of Information.    All information set forth on Schedule 4.20 (the "Furnished Information") is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading; provided, however, that the representations made in this sentence are made subject to "best knowledge" and similar qualifications contained in other sections of this Article IV with respect to the subject matter addressed in such other sections. None of the Furnished Information supplied or to be supplied by or on behalf of any Seller (a) to any Person for inclusion, or included, in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (b) to any Buyer, its agents or representatives in connection with these transactions or this Agreement, did contain, or at the respective times such Furnished Information is delivered or becomes effective, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such Furnished Information at any time subsequent to its delivery and before Closing becomes untrue or misleading in any material respect, the Sellers will promptly notify the Buyers in writing of such fact and of the reasons for such change. All documents required to be filed by any Seller with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

        4.21    Inventories.    All the Inventory is of good merchantable quality, salable (in the case of inventory held for sale) or currently usable (in the case of other inventory) in the ordinary course of business. The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down on the most recent balance sheet delivered to the Buyers pursuant to Section 4.2 or, with respect to inventories purchased since such balance sheet date, on the books and records of one of the Sellers, to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of the Sellers (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with GAAP consistently applied.

        4.22    Receivables.    All the US Accounts Receivable, whether reflected on the most recent balance sheet delivered to the Buyers pursuant to Section 4.2 or otherwise, represent sales or loans actually made in the ordinary course of business, and are current and fully collectible net of any reserves shown on the balance sheet (which reserves are adequate and were calculated on a basis consistent with

GAAP and past practices) within 90 days. The Sellers have delivered to the Buyers an aging list of all the US Accounts Receivable which is complete and accurate in all material respects. The Buyers shall remit to the Sellers any cash payments collected after the Closing Date related to US Accounts Receivable more than 90 days outstanding at the Closing Date.

        4.23    Customers and Suppliers.    Schedule 4.23 lists the names of and describes all Purchased Contracts with and the appropriate percentage of business attributable to, the five largest customers of and 10 most significant suppliers of the US Operations and the UK Operations, based on purchases and sales during the fiscal year ending January 31, 2001 and during the first two fiscal quarters of 2001, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to any Seller with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

        4.24    Environmental Compliance.

        The following are the only warranties provided by any Seller regarding Environmental Law, Environmental Permits, or Hazardous Substances, and no other provision of this Agreement shall be construed to provide further warranties as to these matters:

          (a)  The Sellers are organized and have conducted the Business in accordance with applicable Laws, and the forms, procedures and practices of the Sellers are in compliance with all such Laws, to the extent applicable, the violation of which might have a material adverse effect on the US Operations, the UK Operations, the US Assets, the UK Assets, the US Assumed Liabilities or the UK Assumed Liabilities.

          (b)  The use and operation of the Purchased Assets are in compliance in all material respects with all applicable Laws and there are no violations of any such Laws.

          (c)  Except as set forth in Schedule 4.24, to the best knowledge of each Seller, (i) no Seller with reference to the Business and the Purchased Assets has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Law; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility by any Seller or, to the knowledge of each Seller, any nearby or adjacent properties that has created or might reasonably be expected to create any liability under any Law or that would require reporting to or notification of any Governmental Entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of any Seller that is used by the Business; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business, whether before or during any Seller's ownership, has been and is being handled or dealt with in all material respects in compliance with all applicable Laws.

          (d)  The following additional representations, warranties and covenants relate to the UK Operations:

              (i)  As used in this Section 4.24(d), the following terms shall have the following meanings:

"Environment"	air, any ground or surface waters, land (whether on, in or below such land, including any buildings or other permanent structures on, in or below the land), flora, fauna and man.
"Environmental Law"
any and all legislation, regulations, directives, orders, common law, codes of practice, guidance notes and the like relating to the protection of human health or the conditions of the workplace or the Environment in force at the date of this Agreement. Environmental Laws shall be deemed to include the provisions of Part IIA of the Environmental Protection Act 1990 and sections 161 A-D of the Water Resources Act 1991 (as enacted by section 57 and paragraphs 161 and 162 of schedule 22 respectively of the Environment Act 1995).
"Environmental Permit"	any permit, licence, authorisation, consent or other approval required under or in relation to Environmental Law.

            (ii)  All Environmental Permits have been duly obtained and are in full force and effect and the Sellers have at all times complied with all material terms of the Environmental Permits. True copies of the Environmental Permits have been provided to the Buyers, a list of which is contained in Schedule 4.24, and do not contain any condition personal to any of the Sellers. To the best knowledge of each Seller there are no facts or circumstances indicating that any of the Environmental Permits might be challenged, revoked, suspended, varied, cancelled or not renewed and all appropriate or necessary action in connection with the renewal or extension of the Environmental Permits has been duly taken.

            (iii)  The Sellers will use all reasonable endeavours to assist the Buyer in seeing that relevant Environmental Permits are where necessary transferred to the Buyers.

            (iv)  The Sellers have not received any notice requiring it to carry out any work in relation to the Purchased Assets or the Business in order to comply with any Environmental Law and the Sellers know, to the best of their knowledge, of no circumstances likely to result in any such works being required in the next six months.

            (v)  To the best of the Sellers' knowledge, all material structures, machinery, plant and equipment, whether movable or fixed, provided in connection with the activities, operations and premises of the Sellers for the protection of the Environment, including those for the abatement, arrestment or treatment of polluting substances or emissions, the storage or containment of substances and the prevention of spillages and contamination:

              (A)  are in good repair, condition and satisfactory working order; and

              (B)  conform with all statutory and legal requirements.

        The representations set forth in subsections 4.24(a) and 4.24(b) are made subject to "best knowledge" and similar qualifications contained in other subsections of this Section 4.24 with respect to the subject matter addressed in such other subsections.

        4.25    Powers of Attorney.    No Seller has given any power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the Business, the Purchased Assets or the Assumed Liabilities, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

        4.26    No Other Warranties.    The Buyers acknowledge that except as set forth in this Article IV, (a) neither the Sellers, nor any officer, employee, agent, attorney, or other representative of the Sellers, have made any representation or warranty of any kind, express or implied, with respect to the Purchased Assets or the Business, and (b) that except as provided in this Article IV, the Buyers are acquiring the Purchased Assets "AS IS" with all faults. The Sellers specifically disclaim all implied warranties of merchantability and fitness for a particular purpose.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS

        The Buyers represent, warrant and agree as follows:

        5.1    Organization and Related Matters.    The US Buyer is a corporation duly organized, validly existing and in good standing under the laws of North Carolina. The UK Buyer is a limited company duly organized, validly existing and in good standing under the laws of England and Wales. Each Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Each Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and each of the other Transactional Documents to which it is a party.

        5.2    Authorization.    The execution, delivery and performance by each Buyer of this Agreement and each of the other Transactional Documents to which it is a party have been duly and validly authorized by its board of directors and by all other necessary corporate action on its part. This Agreement and each of the other Transactional Documents to which a Buyer is a party constitute the legal, valid and binding obligation of such Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

        5.3    No Conflicts.    The execution, delivery and performance by each Buyer of this Agreement and each of the other Transactional Documents to which it is a party will not violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) its organizational documents (including any articles of incorporation, memorandum and articles of association, or bylaws), (b) any Law to which any Buyer is subject, or (c) any agreement to which any Buyer is a party that is material to the financial condition, results of operations or conduct of the business of any Buyer.

        5.4    No Brokers or Finders.    No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of any Buyer in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

        5.5    Legal Proceedings.    There is no Order or Action pending or to the best knowledge of each Buyer, threatened against or affecting any Buyer that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on any Buyer's ability to perform this Agreement or any other aspect of the transactions contemplated by this Agreement.

        5.6    No Knowledge of Inaccurate Representations by Sellers.    Neither the US Buyer nor the UK Buyer has knowledge that any of the representations or warranties given by the Seller in Article IV hereof and the related schedules is inaccurate or incomplete; provided, however, that this Section 5.6 shall not be applicable to any of the representations and warranties given by the Sellers in Sections 4.2(a), 4.3, 4.8, 4.10 and 4.19. For purposes of this Section 5.6, "knowledge" of the US Buyer and the UK Buyer shall mean the actual knowledge of Christopher S. Barclay.

        5.7    Hiring of US Employees.    The US Buyer will hire all or substantially all of the US Employees immediately following the Closing.

ARTICLE VI

COVENANTS WITH RESPECT TO CONDUCT OF SELLERS BEFORE CLOSING

        6.1    Access.    The Sellers will authorize and permit the Buyers and their representatives (which term shall be deemed to include their independent accountants and counsel and representatives of prospective financing institutions of the Buyers) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their businesses, to all of the Sellers' properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as the Buyers may from time to time request, and to make copies of such books, records and other documents and to discuss their businesses with such third Persons, including, without limitation, their directors, officers, employees, accountants, counsel, suppliers, customers and creditors, as the Buyers consider necessary or appropriate for the purposes of familiarizing themselves with the Business, the Purchased Assets or the Assumed Liabilities, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization. Without limiting the generality of the foregoing, the Buyers shall be entitled to conduct or cause to be conducted (at its expense) on the Real Property such soils and geological tests and environmental inspections, audits and tests (including the taking of soils and ground water samples) and such structural and other physical inspections as the Buyers shall deem necessary or useful in connection with its acquisition of such Real Property. After making such tests and inspections, the Buyers agree to promptly restore the Real Property to its condition before such tests and inspections. The Buyers agree to indemnify and hold harmless the Sellers from all loss, cost and expense (including attorneys' fees) incurred, suffered by or claimed against the Sellers by reason of any actual damage to the Real Property or injury to Persons caused by the Buyers or their agents, employees or contractors in exercising their rights under the foregoing two sentences.

        6.2    Material Adverse Changes; Reports; Financial Statements.

        (a)  The Sellers will promptly notify the Buyers of any event of which any Seller obtains knowledge that has had or might reasonably be expected to have a material adverse effect on the US Operations, the UK Operations, the US Assets, the UK Assets, the UK Assumed Liabilities or the US Assumed Liabilities or that if known as of the date hereof would have been required to be disclosed to the Buyers.

        (b)  The Sellers will furnish to the Buyers any of the following documents created, prepared or filed within the six month period prior to the Closing Date: (i) any operating or financial report by any Seller for submission to its board of directors and other operating or financial reports (including any projections and budgets) prepared for management, together with any related working papers, that relate to the Business, (ii) copies of all portions of all reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity that relate to the Business, and (iii) such other reports as the Buyers may reasonably request relating to the Business.

        6.3    Conduct of Business.    The Sellers will not without the prior consent in writing of the Buyers (which may be withheld for any reason):

          (a)  conduct the Business except in the ordinary course, substantially as now conducted, consistent with past practices;

          (b)  except as required by its terms, amend in any material respect, terminate, or renegotiate any Material Contract or default (or take or omit to take any action that with or without the giving of notice or passage of time or both, would constitute a default) in any of their obligations under any Material Contract or any Lease or enter into any new Material Contract or any Lease;

          (c)  terminate or fail to renew or replace at comparable coverage limits and deductibles any insurance policy and bonds referred to in Section 4.11;

          (d)  terminate, amend or fail to renew or preserve any Permits that are required for the Business to conduct its business as presently conducted;

          (e)  grant any general or uniform increase in the rates of pay or benefits to the Employees or any material increase in salary or benefits of any Employee or pay any special bonus to any person, or enter into any new employment, collective-bargaining or severance agreement;

          (f)    sell, transfer, mortgage, encumber or otherwise dispose of any of the Purchased Assets and Assumed Liabilities, except (i) for dispositions of property not greater than $10,000 in the aggregate, or (ii) in the ordinary course of business or (iii) as contemplated by this Agreement;

          (g)  make any capital expenditures (other than for capital items ordered or delivered as of the date of this Agreement) or commitments with respect thereto related to the Business aggregating more than $25,000;

          (h)  dispose of or permit to lapse any US Intangible Property or UK Intangible Property or any rights to its use;

          (i)    compromise or otherwise settle any claims, or adjust any assertion or claim of a deficiency in Taxes directly and materially relating to the US Operations or the UK Operations, or file any appeal from an asserted deficiency, except in a form previously approved by the Buyers in writing, or file or amend any Tax Return, in any matters that directly and materially involve or may involve any of the Assumed Liabilities or Purchased Assets, before furnishing a copy to the Buyers and affording the Buyers an opportunity to consult with respect thereto;

          (j)    make any Tax election, change any method or period of accounting or change any significant accounting policy, practice or procedure, or introduce any new method of management or operation in respect of the Business;

          (k)  fail to maintain or repair any Purchased Asset in accordance with good and prudent maintenance and repair procedures; or

          (l)    agree to or make any commitment to take any action that is or would be prohibited by this Section 6.3.

        6.4    Notification of Certain Matters.    Without limitation on the Buyers' right under Section 8.2(a) to receive an unqualified certificate regarding the continuing accuracy and performance of the representations, warranties and covenants of the Sellers made on the date hereof, the Sellers shall promptly notify the Buyers in writing of any event, breach or default that might affect the Sellers' ability to deliver (without qualification or exception) such certificate at the Closing and shall supplement the schedules and other disclosures provided for herein as necessary so that the information contained therein or provided remains true and complete.

        6.5    Permits and Approvals; Third-Party Consents.

        (a)  The Sellers and the Buyers each agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to obtaining) all Approvals and Permits that may be necessary or that may be reasonably requested by the Buyers to consummate the transactions contemplated by this Agreement.

        (b)  To the extent that the Approval of a third party with respect to any Material Contract is required in connection with the transactions contemplated by this Agreement, the Sellers shall use their best efforts to obtain such Approval before the Closing Date and in the event that any such Approval is not obtained (but without limitation on the Buyers' rights under Section 8.2), the Sellers shall cooperate with the Buyers to ensure that the Buyers obtain the benefits of each such Material Contract.

        (c)  From the date of this Agreement to the Closing Date, the Sellers agree to use their best efforts to include in each Contract entered into subsequent to the date of this Agreement (each, a "Subsequent Contract") a provision permitting the assignment of any such Subsequent Contract to the Buyers and providing that upon such assignment, the Buyers shall succeed to all of the Sellers' rights, title and interests thereunder subject only to the Buyers' express assumption of all the Sellers' duties, powers and obligations under such Subsequent Contract.

        6.6    Preservation of Business Before Closing Date.    During the period beginning on the date hereof and ending on the Closing Date, (a) the Sellers will use their best efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with the Sellers and (b) the Sellers and the Buyers will consult with each other concerning, and the Sellers will cooperate to keep available to the Buyers, the services of the officers and employees of the Sellers that the Buyers may wish to retain. Nothing in this Section shall obligate the Buyers after the Closing to retain or offer employment to any officer or employee of the Sellers.

        6.7    Sales and Transfer Taxes.    The Sellers shall, subject to section 3.4, pay all real and personal property transfer taxes, if any, and all sales, use and other similar taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Sellers pursuant to this Agreement or on the use thereof by the Buyers after the Closing Date. The Buyer shall provide a certificate of resale for all finished goods inventory in a form sufficient to exempt the transfer of all finished goods from any sales, use, or transfer tax in North Carolina.

        6.8    Bulk-Transfer Laws. At the Sellers' request, the Buyers hereby waive compliance by the Sellers with Article 6 of the North Carolina Uniform Commercial Code (the "Bulk Transfer Law") and the bulk-sales Laws of any other applicable jurisdiction.

        6.9    401(k) Plan. The Sellers agree to cause all Employees who are participants in the Cascade Corporation Savings and Investment Plan (the "401(k) Plan") and who will continue as employees of the Buyers on the Closing Date (the "Covered Employees") to be fully vested on the Closing Date as to their accrued benefits under the 401(k) Plan as of the Closing Date. The Sellers agree to take all steps that may be required to cause the accrued benefits of the Covered Employees to be distributed from the 401(k) Plan in accordance with its terms as soon as administratively practicable following the Closing Date, including, if necessary, amendment of the terms of the 401(k) Plan to permit such distributions. The Buyer agrees to adopt a 401(k) or similar plan for Covered Employees, which shall be effective as soon as is administratively practicable following the Closing Date.

        6.10    Repair of Damage; Condemnation.

        (a)  In the event that before the Closing there is any "Nonmaterial" (as defined in subsection (c) hereof) damage to the Purchased Assets, or any part thereof, at the Buyers' option, either (i) the Sellers shall at their cost and in a good and workmanlike manner repair or replace such damage before the Closing, or (ii) the Buyers shall accept such Purchased Assets in their then-current condition, with an abatement or reduction in the Purchase Price in the amount necessary to fully repair and restore such damaged Purchased Assets, less (provided the Buyers shall be entitled to all such insurance proceeds) the amount of insurance proceeds to be received by the Buyers with respect to such damage, and the Buyers and the Sellers shall proceed with the Closing.

        (b)  In the event that before the Closing, any Nonmaterial portion of the Purchased Assets is subject to a taking, the Buyers shall accept the Purchased Assets in their then-current condition and proceed with the Closing, in which case the Buyers shall be entitled to an assignment of all of the Sellers' rights to any award in connection with such taking. In the event of any such Nonmaterial taking, the Sellers shall not compromise, settle or adjust any claims to such award without the Buyers' prior written consent.

        (c)  For the purpose of this Section 6.10, damage to the Purchased Assets or a taking of a portion thereof shall be deemed to be "Nonmaterial" if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall not exceed $25,000 (£17,350).

        (d)  The Sellers agree to give the Buyers prompt notice of any taking, damage or destruction of the Purchased Assets.

ARTICLE VII

ADDITIONAL CONTINUING COVENANTS

        7.1    Noncompetition.

        (a)    Restrictions on Competitive Activities.    Each Seller agrees that, after the Closing, the Buyers shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. Each Seller also acknowledges that its management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Business. For these and other reasons and as an inducement to the Buyers to enter into this Agreement, each Seller agrees that for a period of five years after the Closing Date it will not, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise that competes with any Buyer in activities similar to the Business as of the Closing Date in the locations specified in Schedule 7.1 for so long as any Buyer or any Person entitled to or acquiring ownership of the goodwill of the Business or the Purchased Assets through any Buyer carries on a like business therein.

        (b)    Exceptions.    Nothing contained herein shall prohibit any Seller:

          (i)    from holding and making investments in securities of any Person that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided the Sellers' equity interest therein does not exceed 5% of the outstanding shares or interests in such Person who is not an Affiliate;

          (ii)  from designing, obtaining, manufacturing or selling hydraulic cylinders that are sold as a component of fork lift attachments or other products sold at any time by Seller or (B) from designing, obtaining, manufacturing or selling hydraulic cylinders sold by the Seller or its subsidiaries as replacement parts for the hydraulic cylinders included in the products described in clause (A);

          (iii)  from designing or manufacturing hydraulic cylinders for its own use or consumption and not for resale;

          (iv)  from manufacturing on behalf of, or selling to, Drexel and Hyster Company hydraulic cylinders or replacement parts therefor of the type that are being manufactured and sold as of the date hereof by CHC's plant in Springfield, Ohio; provided, however, the Sellers right to manufacture and sell hydraulic cylinders and replacement parts therefor to Drexel and Hyster Company pursuant to this Section 7.1(b)(iv) shall terminate on the date that is three months after the Buyers provide CHC with written notice (provided such notice is given within nine months of the date hereof) that the Buyers desire to sell hydraulic cylinders or replacement parts therefor to Drexel and Hyster Company; or

          (v)  from engaging in any other conduct agreed to by the Buyers in writing.

        (c)    Transition of Drexel and Hyster Cylinder Business.    Within 60 days after written notice to CHC as noted in Section 7.1(b)(iv) above, and provided Drexel and Hyster Company have agreed to transition their business to the Buyers, the Buyers shall agree to purchase from CHC at its cost all usable raw materials inventory held by CHC for the production for Drexel and Hyster Company of hydraulic cylinders or replacement parts therefor. CHC will provide Buyers with engineering drawings and specifications to facilitate such transition.

        (d)    Restrictions on Soliciting Employees.    In addition, to protect each party against any efforts by the other to cause Employees or Persons employed by either to terminate their employment, each party agrees that for a period of two years following the Closing Date, it will not directly or indirectly (i) induce any Employee or Person employed by the other to leave their employment or to accept any other employment or position or (ii) assist any other Person in hiring any such Employee or Person employed by the other. This restriction shall not apply to employment by the Buyers of Employees within the 90-day period following the Closing.

        (e)    Special Remedies and Enforcement.    The Sellers recognize and agree that a breach by any Seller of any of the covenants set forth in this Section 7.1 could cause irreparable harm to the Buyers, that the Buyers' remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against any Seller, in addition to any other rights and remedies that are available to the Buyers. If this Section 7.1 is more restrictive than permitted by the Laws of any jurisdiction in which the Buyers seek enforcement hereof, this Section 7.1 shall be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 7.1 shall be construed as a series of separate covenants, one for each county and city specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

        The provisions of Section 7.1(d) restricting the Buyers' conduct shall be similarly enforceable by the Sellers, it being acknowledged that breach of such covenant by any Buyer could cause irreparable harm to the Sellers and that Sellers' remedies at law in the event of such breach would be inadequate.

        7.2    Nondisclosure of Proprietary Data.    After the Closing, none of the Sellers nor any of their representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information constituting a trade secret) concerning the Business that is acquired by the Buyers hereunder. In addition, none of the Sellers nor any of their representatives shall make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than the Buyers, any confidential information concerning the Business that is acquired by the Buyers hereunder that may have been learned in any such capacity. Notwithstanding anything to the contrary in this Section 7.2, this Section 7.2 shall not apply to any information which (i) is generally available to the public other than as a result of a disclosure by any Seller or its representatives or anyone to whom any Seller or its representatives directly or indirectly transmit any information, (ii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iii) is independently developed by any Seller without the use of any of the trade secrets, proprietary data or other confidential information concerning the Business that is acquired by the Buyers hereunder or (iv) may otherwise be required by Law. This Section 7.2 shall terminate on the date that is five (5) years after the Closing Date.

        7.3    Tax Cooperation.    After the Closing, the Sellers shall, and shall cause their Affiliates to, cooperate fully with the Buyers in the preparation of all Tax Returns and shall provide, or cause to be provided at the Sellers' sole cost and expense, to the Buyers any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the auditors of the Sellers. After the Closing, the Sellers shall cooperate fully with the Buyers in connection with any Tax investigation, audit or other proceeding relating to the Business. Any information obtained pursuant to this Section 7.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to Section 11.9.

        7.4    Employment Matters.

        (a)    Employees. As of the Closing Date, the Buyers may, at their option, offer employment to any US Employee on such terms and conditions as may be mutually agreed upon by the Buyers and such US Employees. The Sellers shall use their best efforts to assist the Buyers in hiring any such US Employees with respect to whom the Buyers elect to offer employment. The Sellers shall not take any action, directly or indirectly, to prevent or discourage any such US Employee from being employed by the Buyers as of the Closing Date and shall not solicit, invite, induce or entice any such US Employee to remain in the employ of the Sellers or otherwise attempt to retain the services of any such US Employee, except with the prior written consent of the Buyers. The Sellers agree to consult with the Buyers on all material oral or written communications or meetings primarily regarding future employment with such US Employees.

        (b)    Proration of Employee Benefits. All obligations for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits provided by the Sellers shall be prorated between the Sellers and the Buyers as of the Closing Date for all Employees who become employees of the Buyers as of the Closing Date. Buyers shall assume responsibility for sickness and accident benefits as of the Closing Date pursuant to the Shared Services Agreement.

        (c)    Cooperation and Records. With respect to each Employee hired by the Buyers, the Sellers shall provide the Buyers with access to and copies of all personnel files, grievance and arbitration files, health and safety files, negotiation files, and all other files relating to such Employees. The Buyers shall utilize such information as to the Employees in a manner consistent with requirements of the Laws of the United States and the United Kingdom. Sellers warrant that all Employee files and related information have been compiled in the ordinary course of business. Except for this limited warranty, all Employee files and related information are provided "as is" and Sellers do not warrant the substance or accuracy of such files or information.

        (d)    No Third-Party Beneficiaries. Notwithstanding any possible inferences to the contrary, neither the Sellers nor the Buyers intend for this Section 7.4 to create any rights or obligations except as between the Sellers and the Buyers, and no past, present or future employees of the Sellers or the Buyers shall be treated as third-party beneficiaries of this Section 7.4.

        (e)    UK Employees

          (i)    Cascade (UK) and the UK Buyer acknowledge that the sale and purchase of the UK Assets constitutes a "relevant transfer" for the purposes of the Transfer Regulations and that under the Transfer Regulations the contracts of employment of the UK Employees shall have effect from the date of Closing as if they had been originally been entered into between the UK Buyer and the UK Employees (except insofar as such contracts relate to retirement benefits made under any occupational pension scheme).

          (ii)  In addition to any indemnification obligation pursuant to Article X, the Sellers shall indemnify the UK Buyer against all Losses arising out of or in connection with:

            (A)  any claim by any UK Employee or any former employee arising from his employment with any of the Sellers or the termination of that employment (howsoever arising) on or prior to the date of Closing;

            (B)  the non-payment or underpayment of salaries, wages, bonuses, overtime, holiday pay, PAYE and National Insurance contributions together with any over-deduction of pension contributions (including additional voluntary contributions deducted by Cascade (UK) relating to the UK Employees or any former employees) in respect of the period prior to the date of Closing;

            (C)  any claim by any current or former employee of Cascade (UK) or any of the Sellers arising from his employment with Cascade (UK) or the Sellers or the termination of that employment (howsoever arising);

            (D)  any claim by any UK Employee or former employee of Cascade (UK), trade union, elected employee representative or staff association in respect of all or any of such employees arising from any failure by Cascade (UK) or any of the Sellers to comply with any legal obligation to any such employee, trade union, representative or staff association or the failure by Cascade (UK) or by any member of the Sellers to comply with any consultation provision of any collective or other agreement with any trade union, representative or staff association or with Regulations 10 and 10A of the Transfer Regulations;

            (E)  any claim by or on behalf of any UK Employee or former employee of Cascade (UK) in respect of the failure to comply with any legal obligation to supply information to and/or consult with a representative of such employee (save and insofar as any claim is attributable to a failure by the buyer to comply with its own obligations to inform and consult with the representative of such employees);

            (F)  any claim, liability or fine arising out of the Public Interest Disclosure Act 1998 or arising out of the failure by any Seller to comply with its obligations under section 193 of the

    Trade Union and Labour Relations (Consolidation) Act 1992 in respect to any act or omission on or prior to the Closing Date;

            (G)  any claim by any UK Employee or former employee of Cascade (UK) against the UK Buyer made under Regulation 5(5) of the Transfer Regulations.

          (iii)  In addition to any indemnification obligation pursuant to Article X, the UK Buyer shall indemnify Cascade (UK) against all Losses relating to the UK Employees or former employee of Cascade (UK) arising solely from the non-payment of salaries, wages, bonuses, overtime, holiday pay, PAYE and National Insurance contributions after the date of Closing and any Losses which arise in connection with the termination of the employment of any such employees by the UK Buyer after the date of Closing.

          (iv)  The Sellers shall following the date of Closing at their own expense provide to the UK Buyer in relation to any UK Employee such information or documents which are not delivered to the UK Buyer at the date of Closing as the UK Buyer may reasonably require relating to the terms and conditions of employment, pension and life assurance arrangements, health, welfare or any other matter concerning such employee or his employment with the Sellers prior to the date of Closing.

          (v)  Schedule 7.4 shall apply in respect of pensions matters relating to the UK Employees, and the UK Buyer and Cascade (UK) will, promptly following the Closing, enter into a Deed of Participation to such effect.

        7.5    Proration Payments.    If any provision hereof requires the proration between the Buyers and the Sellers of obligations to third parties including employees or former employees, each party agrees to pay promptly upon demand by the other party (accompanied by a reasonably itemized statement of the claim and basis therefor and supporting documentation from such other party) its proportionate share of the obligations that it has assumed hereunder.

        7.6    Use of Names. Following the Closing Date, and pursuant to the terms of the Trademark License Agreement attached hereto as Exhibit I (the "License Agreement"), the Buyers shall have the sole and exclusive right to use the name (a) "Cascade Hydraulic Cylinders" for a period of two (2) years after the Closing Date, and (b) "CHC" for perpetuity. Subject to the provisions of the License Agreement, the Sellers agree not to take any action, or fail to take any action, that would impair the ability of the Buyers to use such names to the same extent such names were used by the Business prior to the Closing.

        7.7    Collection of Accounts Receivable. The Sellers shall promptly pay, without set-off or deduction, to the Buyers any payment received on account of any US Accounts Receivable (including applicable interest paid). In addition, the Sellers will deliver promptly to the Buyers any mail, documents or instruments received by them after the Closing pertaining to the post-Closing Date operations of the Business. The Buyers shall use their commercially reasonable efforts to collect all UK Accounts Receivable that are not more than 90 days outstanding as of the Closing Date and shall promptly pay, without set-off or deduction, to the Sellers any payment received for any UK Accounts Receivable or any accounts receivable that are Excluded Assets. Within a reasonable time after the date that is 90 days after the Closing Date, the Buyers will provide the Sellers with a summary report which lists all UK Accounts Receivable that the Buyers were unable to collect and describes what actions the Buyers have taken to collect such UK Accounts Receivable. The Buyers will promptly deliver to the Sellers any mail, documents or instruments received by them after the Closing pertaining to the pre-Closing Date operations of the Business for which the Sellers may be liable.

ARTICLE VIII

CONDITIONS OF PURCHASE

        8.1    General Conditions.

        The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:

          (a)    No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or, to the best knowledge of the Seller, have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the scheduled Closing.

          (b)    Approvals. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity, and necessary to operate the Business in all material respects as it is operated on the Closing Date, shall have been received or obtained on or before the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof.

        8.2    Conditions to Obligations of Buyers.

        The obligations of the Buyers to effect the Closing shall be subject to the following conditions except to the extent waived in writing by the Buyers:

          (a)    Representations, Warranties and Covenants of the Sellers. The representations and warranties of the Sellers herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; the Sellers shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date; and the Sellers shall have delivered to the Buyers certificates of the Sellers in form and substance satisfactory to the Buyers, dated the Closing Date and signed by the Chief Executive Officer or President of each Seller to such effect.

          (b)    No Material Adverse Change. Except for changes in the ordinary course of business and consistent with past practices and except for events or conditions generally affecting the cylinder manufacturing industry or economy as a whole, there shall not have been any material adverse change in or affecting the US Operations, the UK Operations, the US Assets, the UK Assets, the US Assumed Liabilities or the UK Assumed Liabilities subsequent to October 31, 2001.

          (c)    Section 3.2 Items. The Buyers shall receive at the Closing all of the items listed in Section 3.2.

          (d)    Consents. The Sellers shall have obtained and provided to the Buyers evidence of the receipt of all required Approvals and Permits listed on Schedule 4.7 and the Buyers shall have obtained all Approvals and Permits required by Law, each in form and substance reasonably satisfactory to the Buyers.

          (e)    Changes in Law. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or, to the best knowledge of the Sellers, have been threatened and remain so by any

  Governmental Entity that would not permit the Business as presently conducted to be continued by the Buyers unimpaired following the Closing Date.

          (f)    Environmental Reports and Clearances. The Buyers shall have received an environmental site-assessment report on the Real Property included in the Purchased Assets from a firm selected by the Buyers to perform the same reasonably satisfactory to the Buyers. The Seller shall have obtained and furnished to the Buyers any and all environmental approvals or clearances required in connection with the Sellers' disposition of the Purchased Assets.

          (g)    Occupancy Certificates. The Sellers shall have obtained and furnished to the Buyers any and all certificate(s) of continued occupancy or similar documents required from the applicable Governmental Entity in connection with the Buyers' acquisition of the Purchased Assets and the Sellers' interest in the Leases.

          (h)    Term Loan Agreements. All of the transactions contemplated by the UK Term Loan Agreement and the US Term Loan Agreement shall have been consummated on or prior to the Closing Date.

        8.3    Conditions to Obligations of Sellers.

        The obligations of the Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Sellers:

          (a)    Representations and Warranties and Covenants of the Buyers. The representations and warranties of the Buyers herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; the Buyers shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date; and the Buyers shall have delivered to the Sellers certificates of the Buyers in form and substance satisfactory to the Sellers, dated the Closing Date and signed by the Chief Executive Officer or President of each Buyer, to such effect.

          (b)    Section 3.3 Items. The Sellers shall receive at the Closing all of the items listed in Section 3.3.

ARTICLE IX

TERMINATION OF OBLIGATIONS; SURVIVAL

        9.1    Termination of Agreement.    Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate at the close of business on January 31, 2002 unless extended by mutual consent in writing of the Buyers and the Sellers and may otherwise be terminated at any time before the Closing as follows and in no other manner:

          (a)    Mutual Consent. By mutual consent in writing of the Buyers and the Sellers.

          (b)    Conditions to Buyers' Performance Not Met. By the Buyers upon written notice to the Sellers if any event occurs that would render impossible the satisfaction of one or more conditions to the obligations of the Buyers to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.2.

          (c)    Conditions to Sellers' Performance Not Met. By the Sellers upon written notice to the Buyers if any event occurs that would render impossible the satisfaction of one or more conditions to the obligation of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 8.1 or 8.3.

          (d)    Inaccurate Information. By the Buyers if any material information (whether or not in writing) delivered by or on behalf of the Sellers to the Buyers is inaccurate or incomplete in any material respect.

          (e)    Material Breach.    By the Buyers or the Sellers if there has been a material misrepresentation or material breach on the part of the other parties in any of their representations, warranties or covenants set forth herein; provided, however, that if such breach or misrepresentation is susceptible to cure, the Sellers or the Buyers, as the case may be, shall have 10 business days after receipt of notice from the other parties of their intention to terminate this Agreement pursuant to this Section 9.1(e) if such misrepresentation or breach continues in which to cure such breach or misrepresentation before the other parties may so terminate this Agreement.

          (f)    Destruction or Condemnation.    By the Buyers, if any of the Purchased Assets are damaged, destroyed or taken, and if such damage, destruction or condemnation is not "Nonmaterial" pursuant to Section 6.10.

        9.2    Effect of Termination.    In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 11.9 shall survive any such termination. A termination under Section 9.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

        9.3    Survival of Representations and Warranties.    The representations and warranties contained in or made pursuant to this Agreement shall expire on the second anniversary of the Closing except that (i) the representations and warranties contained in Sections 4.1, 4.7, 4.19, 5.1, 5.4, and 5.6 shall survive the Closing and shall remain in full force and effect indefinitely, (ii) the representations and warranties contained in Section 4.3 shall continue through the expiration of the applicable statute of limitations (or, if a claim has been asserted before such expiration, until six months after the date of its final resolution), and (iii) if a claim or notice is given under Article X with respect to any representation or warranty before the applicable expiration date, such representation or warranty and Buyers' corresponding warranty under Section 5.6, if any, shall continue indefinitely as to such claim until the applicable claim is finally resolved. A party's indemnification obligations with respect to a particular representation or warranty shall terminate at the end of the applicable survival period unless notice of a Loss with respect to that representation or warranty has been provided prior to the expiration of the applicable survival period, in which case such representation or warranty shall survive only as to that Loss specifically identified in such notice.

ARTICLE X

INDEMNIFICATION

        10.1    Obligations of Sellers.    Subject to the limitations of Section 10.6, the Sellers agree jointly and severally, to indemnify and hold harmless each Buyer, and its directors, officers, employees, affiliates, agents and assigns, from and against any and all Losses of such Buyer, directly or indirectly, as a result of, or based upon or arising from:

          (a)  any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Seller in or pursuant to this Agreement;

          (b)  any other matter as to which any Seller in other provisions of this Agreement has agreed to indemnify the Buyers;

          (c)  any liability or obligation of any Seller not expressly assumed by the Buyers pursuant to Section 2.2 hereof;

          (d)  any third-party claims in respect of the Business (or regarding the conduct of the Business) before the Closing that are asserted after the Closing; or

          (e)  noncompliance with the Bulk Transfer Law and any other applicable bulk-sales or fraudulent conveyance law in connection with or as a result of the sale and transfers contemplated by this Agreement.

        10.2    Obligations of Buyers.    The Buyers agree, jointly and severally, to indemnify and hold harmless each Seller from and against any Losses of such Seller, directly or indirectly, as a result of, or based upon or arising from:

          (a)  any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Buyer in or pursuant to this Agreement; or

          (b)  any third-party claims in respect of the Business (or regarding the conduct of the Business) after the Closing that are asserted after the Closing.

        10.3    Procedure.

        (a)    Notice.    Any party seeking indemnification (the "Indemnified Party") hereunder agrees that, promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the party required to provide indemnity hereunder (the "Indemnifying Party"). Notwithstanding the foregoing, (i) no Indemnified Party shall have any obligation to give any notice of any asserted liability by a third party unless such assertion is in writing and (ii) subject to the provisions of Section 9.3, the rights of any Indemnified Party to be indemnified in respect of any Loss resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

        (b)    Defense.    If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any action or proceeding brought against the Indemnified Party in respect of matters embraced by the indemnity. If and to the extent the Indemnifying Party is requested to defend the Indemnified Party but neglects or refuses to do so, the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained to the extent provided herein. If, after a request to defend any action or proceeding, the Indemnifying Party neglects or refuses to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party; provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. The parties shall cooperate in the defense of all third-party claims that may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of and/or necessary or appropriate for such defense.

        (c)    Insurance Matters.    The provisions of this Article X are subject to the rights of any Indemnified Party's insurer that may be defending any such claim. If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Loss. Nothing in this Section 10.3 shall be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party.

        10.4    Notice.    Each party agrees to notify the other parties of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article X promptly upon discovery or receipt of notice thereof (other than from the a party hereto), whether before or after Closing.

        10.5    Limits on Indemnification.

        (a)  The maximum of any liability of the Sellers for all indemnity claims shall be limited to the amount of the Purchase Price; except for (i) claims involving the subject matters of Sections 4.19; (ii) for exemplary or punitive damages; (iii) claims made for fraud, deceit or misrepresentation; and (iv) fines or penalties levied by Governmental Entities, all of which ((i)-(iv)) shall be unlimited as to amount. In addition, the Sellers shall not have an indemnification obligation to the Buyers under this Agreement until the total of all Losses exceeds an aggregate of two hundred thousand dollars ($200,000) and then only to the extent that such Losses exceed such amount. Section 10.6 provides the Buyers' exclusive indemnification remedy for Product Warranty Work, and such Product Warranty Work shall not be taken into consideration in determining whether Losses have exceeded the $200,000 limitation referred to herein.

        (b)  Sellers' liability for all indemnity claims involving the subject matter of Section 4.24 shall be further limited as follows: (i) Buyers shall bear 33 1/3% of all Losses related to Section 4.24 and Sellers shall be liable for the remaining 66 2/3%, (ii) Losses related to Section 4.24 shall not be subject to the $200,000 deductible provided for in Section 10.5(a) and shall not be taken into consideration in determining whether Losses have exceeded the $200,000 deductible provided for in Section 10.5(a), (iii) Losses related to Section 4.24 shall be covered only to the extent they arise as a result of or are incurred in connection with reasonable requirements of any third party lender, purchaser or material real estate lessee or lessor in connection with any material transaction undertaken by any Buyer or its assigns or any governmental action taken, or any action required by any Governmental Entity in connection with enforcement of any Law. Buyers represent that they are unaware of any such third party or governmental requirements as of the date of this Agreement and as of the Closing Date. As a condition to indemnification under this Section 10.5(b) , each Buyer shall, prior to taking any activities which may lead to a claim for indemnification under this Section 10.5(b), provide Sellers with material information leading to a Buyer's consideration of such activities, and will consult with Sellers concerning the reasonableness of the need for, and extent of, such activities. The provisions of this Section 10.5(b) are not intended to limit the effect of any other provisions of this Agreement except as explicitly stated herein.

        (c)  Sellers shall have no liability for any indemnity claim asserting that the amount of obsolete Inventory is in excess of the agreed amount of $353,000, which amount has been credited against the Purchase Price pursuant to Section 2.3(b)(i)(J).

        10.6    Product Warranty Work.    Anything to the contrary contained herein notwithstanding, the Buyers agree to perform all Product Warranty Work that the Sellers would otherwise be obligated to perform with respect to (i) cylinder products sold by any Seller on or prior to the Closing Date and (ii) in the event the Buyers decide to manufacture and sell hydraulic cylinders and replacement parts therefor to Drexel and Hyster Company pursuant to Section 7.1, any cylinder products sold by CHC to

Drexel and Hyster Company on or prior to the date that is three months after the Buyers provide CHC with notice as provided in Section 7.1(b)(iv). If the aggregate amount of such Product Warranty Work performed by the Buyers, priced in accordance with the practices and warranty terms as set forth on Schedule 4.18, exceeds the Warranty Reserves by more than $200,000 (using the average month-end exchange rate published in The Wall Street Journal (U.S. Edition) for converting pound sterling into U.S. dollars), then the Sellers shall within 30 days following the receipt of written demand pay to the Buyers the amount by which such Product Warranty Work exceeds the Warranty Reserves by more than $200,000. The written demand provided by the Buyers shall include an itemized listing of such Product Warranty Work with the following information: Customer name, product serial number (including any date information), date delivered to customer, description of warranty work and cost of warranty work.

ARTICLE XI

GENERAL

        11.1    Amendments; Waivers.    This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

        11.2    Schedules; Exhibits; Integration.    Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

        11.3    Best Efforts; Further Assurances.

        (a)    Commitment to Best Efforts.    Each party will use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

        (b)    Limitation.    As used in this Agreement, the term "best efforts" shall not mean efforts that require the performing party to do any act that is unreasonable under the circumstances or to expend any funds other than in payment of reasonable out-of-pocket expenses incurred in satisfying obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professional advisers.

        11.4    Arbitration.    Any controversy or claim arising out of or relating to this Agreement shall, on demand of any party, be submitted for binding arbitration administered by US Arbitration & Mediation under its Rules of Arbitration and conducted by one arbitrator.    In the event the amount in dispute exceeds $100,000, either party shall be entitled upon request to arbitration conducted by three arbitrators. In that case, each party shall be entitled to select an arbitrator of its choosing, and the two so selected shall select the third arbitrator. Selection of the single arbitrator or the third arbitrator, as the case may be, shall not be limited to individuals from any particular geographic area, whether the selection is made from a panel supplied by US Arbitration & Mediation (which shall likewise not be limited to individuals from any particular geographic area) or by agreement of the parties or arbitrators they have selected. The arbitrator(s)' decision shall be final and legally binding and judgment on the award may be entered in any court having jurisdiction, and each party hereby waives any right to contest the validity or enforceability of such award. The parties expressly reserve the right to petition any court having jurisdiction for a temporary restraining order or a preliminary injunction only for the purpose of preventing immediate and irreparable harm until a resolution can be reached through arbitration proceedings. The arbitrator(s) has the right to award, or include in any award, any relief which the arbitrator(s) deems proper in the circumstances, including without limitation money damages with interest, specific performance, injunctive relief, and legal fees and costs. This provision shall continue in full force and effect subsequent to expiration or termination of this Agreement.

        11.5    No Assignment.    Neither this Agreement (nor related agreements pursuant to this Agreement) nor any rights or obligations under any of them are assignable.

        11.6    Headings.    The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

        11.7    Counterparts.    This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party.

        11.8    Publicity and Reports.    The Sellers and the Buyers shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without first providing the other parties with an advance copy of such press release, publicity statement or other public notice.

        11.9    Confidentiality.    Except as otherwise provided in Section 7.2, all information disclosed by any party (or its representatives), whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement. The term "information" as used in the first sentence of this Section 11.9 does not include any information which (i) is generally available to the public other than as a result of a disclosure by any party or its representatives or anyone to whom any party or its representatives directly or indirectly transmit any information, (ii) becomes known or available to any party on a non-confidential basis from a source who is not prohibited from transmitting the information to any party or its representatives by any contractual, legal, fiduciary or other obligation, (iii) was known or available to any party prior to the date hereof on a non-confidential basis from a source directly or indirectly who is not prohibited from transmitting the information to any party or its representatives by any contractual, legal, fiduciary or other obligation, (iv) is or hereafter becomes lawfully obtainable from other sources, (v) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, or (vi) may otherwise be required by Law. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 11.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

        11.10    Parties in Interest.    This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to or to confer any right of subrogation or action over against, any party to this Agreement.

        11.11    Notices.    Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

    If to Buyers, addressed to:

    Precision Hydraulic Cylinders, Inc.
    196 North Highway 41
    Beulaville, NC 28518
    Attn: President

    With a copy to: Chief Financial Officer

    With a copy to:

    Smith Helms Mulliss & Moore, L.L.P.
    201 N. Tryon Street
    Charlotte, NC 28202
    Attn: Harrison L. Marshall, Jr.

    If to Sellers, addressed to:

    Cascade Corporation
    2201 NE 201st
    Fairview, OR 97024
    Attn: Robert C. Warren, Jr.

    With a copy to: Joseph G. Pointer

    With a copy to:

    Newcomb, Sabin, Schwartz & Landsverk LLP
    111 S.W. Fifth Avenue, Suite 4040
    Portland, OR 97204
    Attn: Jack B. Schwartz

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.11, (ii) if given by mail, three days after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when actually delivered at such address.

        11.12    Expenses.    Each of the Sellers and the Buyers shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of its investment bankers, accountants and counsel and of securing third-party consents and approvals required to be obtained by it except as otherwise expressly provided in this Section 11.12.

        The Sellers shall pay any documentary transfer tax, document-recording fees and charges, and any income, franchise or revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of the transactions contemplated by this Agreement. The Buyers shall pay any real property transfer tax due in connection with the consummation of the transactions contemplated by this Agreement.

        11.13    Remedies; Waiver.    All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

        11.14    Attorney's Fees.    In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action.

        11.15    Knowledge Convention.    Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" or words of similar intent or effect of any party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

        11.16    Representation By Counsel; Interpretation.    The Sellers and the Buyers each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Buyer and the Seller.

        11.17    Specific Performance.    The Sellers and the Buyers each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, the other parties would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

        11.18    Severability.    If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

        11.19    Governing Law.    This agreement shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Oregon.

[Signatures on next page]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

US BUYER:
PRECISION HYDRAULIC CYLINDERS, INC.
ATTEST:	By:	/s/ C. S. Barclay
Name:
/s/ L. K. Barr	Title:	President
Secretary
(SEAL)
UK BUYER:
PRECISION HYDRAULIC CYLINDERS (UK) LIMITED
SIGNED by ROBERT SCOTT for and On behalf of PRECISION HYDRAULIC CYLINDERS (UK) LIMITED
/s/ Robert Scott	CASCADE:
CASCADE CORPORATION
ATTEST:	By:	/s/ Richard S. Anderson
Name:
/s/ Jack B. Schwartz	Title:	Senior Vice President
Secretary
(SEAL)

[Signature Page 1 of 2]

CHC:
CASCADE HYDRAULIC CYLINDERS, INC.
ATTEST:	By:	/s/ Richard S. Anderson
Name:
/s/ Jack B. Schwartz	Title:	President
Secretary
(SEAL)
SIGNED BY DIRECTOR/SECRETARY	)
duly authorised to sign for and on behalf of	)
CASCADE UK LIMITED	) /s/ Richard S. Anderson
in the presence of:	)
Witness' Signature
Name:
Address:

Occupation:

SIGNED BY DIRECTOR/SECRETARY	)
duly authorised to sign for and on behalf of	)
CASCADE UK LIMITED	) /s/ John A. Cushing
in the presence of:	)
Witness' Signature
Name:
Address:

Occupation:

[Signature Page 2 of 2]

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
R E C I T A L S
A G R E E M E N T
ARTICLE I DEFINITIONS
ARTICLE II SALE OF ASSETS, ASSUMPTION OF LIABILITIES AND PURCHASE PRICE
ARTICLE III CLOSING
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYERS
ARTICLE VI COVENANTS WITH RESPECT TO CONDUCT OF SELLERS BEFORE CLOSING
ARTICLE VII ADDITIONAL CONTINUING COVENANTS
ARTICLE VIII CONDITIONS OF PURCHASE
ARTICLE IX TERMINATION OF OBLIGATIONS; SURVIVAL
ARTICLE X INDEMNIFICATION
ARTICLE XI GENERAL